UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐  Preliminary Proxy Statement
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☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

THE MEDICINES COMPANY
(Name of Registrant as Specified In its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 29, 2013
To our stockholders:
We are pleased to invite you to our 2013 annual meeting of stockholders. The meeting will take place on Thursday, May 30, 2013 at 8:30 a.m., local time, at our principal executive offices, located at 8 Sylvan Way, Parsippany, New Jersey 07054. Annual meetings play an important role in maintaining communication and understanding among our management, board of directors and stockholders, and we hope you will join us.
Enclosed with this letter you will find the notice of our 2013 annual meeting of stockholders, which lists the matters to be considered at the meeting, and the proxy statement related to our 2013 annual meeting of stockholders, which describes the matters listed in the notice and provides other information you may find useful in deciding how to vote. We have also enclosed our annual report to stockholders, which contains our annual report on Form 10-K for the year ended December 31, 2012 as filed with the Securities and Exchange Commission, including our audited consolidated financial statements for 2012, and other information that may be of interest to our stockholders.
The ability to have your vote counted at the meeting is an important stockholder right. Regardless of the number of shares you hold, and whether or not you plan to attend the meeting, we hope that you will cast your vote. If you are a stockholder of record, you may vote in person or by proxy over the Internet, by telephone or by returning your proxy card by mail in the envelope provided. You will find voting instructions in the proxy statement and on the enclosed proxy card. If your shares are held in "street name"—that is, held for your account by a bank, broker or other holder of record—you will receive instructions from your bank, broker or the other holder of record of your shares that you must follow for your shares to be voted.
Thank you for your ongoing support and continued interest in The Medicines Company.
Sincerely,

Clive A. Meanwell, MD, PhD
Chairman and Chief Executive Officer

THE MEDICINES COMPANY
8 Sylvan Way
Parsippany, New Jersey 07054
NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	8:30 a.m., local time, on Thursday, May 30, 2013
Place	8 Sylvan Way, Parsippany, New Jersey 07054
Items of Business	At the meeting, we will ask you and our other stockholders to:
	(1)	elect three class 1 directors for terms to expire at the 2016 annual meeting of stockholders;
	(2)	approve the adoption of the 2013 stock incentive plan;
	(3)	approve, in an advisory vote, the compensation of our named executive officers as presented in our proxy statement;
	(4)	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013; and
	(5)	transact any other business as may properly come before the meeting or any postponement or adjournment of the meeting.
The board of directors has no knowledge of any other business to be transacted at the annual meeting.
Record Date	You may vote if you were a stockholder of record at the close of business on April 10, 2013.
Proxy Voting
It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the meeting, please vote your shares by proxy over the Internet, by telephone or by returning your proxy card by mail in the enclosed postage paid envelope. You may revoke your proxy at any time before its exercise at the meeting if you follow specified procedures.

By order of the Board of Directors,

Paul M. Antinori
Secretary

April 29, 2013
Parsippany, New Jersey

i

THE MEDICINES COMPANY
8 Sylvan Way
Parsippany, New Jersey 07054
PROXY STATEMENT
For our Annual Meeting of Stockholders to be held on May 30, 2013
The Medicines Company, a Delaware corporation (often referred to as "the company", "we" or "us" in this document), is sending you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our 2013 annual meeting of stockholders. The annual meeting will be held on Thursday, May 30, 2013, at 8:30 a.m., local time, at our principal executive offices at 8 Sylvan Way, Parsippany, New Jersey 07054. You may obtain directions to the location of the annual meeting by contacting Investor Relations, 8 Sylvan Way, Parsippany, New Jersey 07054, email: investor.relations@themedco.com. If the annual meeting is adjourned for any reason, then the proxies submitted may be used at any adjournments of the annual meeting.
This proxy statement summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote. The proxy card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.
We are mailing this proxy statement and the enclosed proxy card to stockholders on or about April 29, 2013. In this mailing, we are also including a copy of our annual report to stockholders for the year ended December 31, 2012.
Important Notice Regarding the Availability of Proxy Materials for
the Stockholder Meeting to be Held on May 30, 2013
This Proxy Statement and the Annual Report for the year ended December 31, 2012 are available at www.proxyvote.com.
Our annual report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission, or the SEC, and including our audited financial statements, is included in our annual report to stockholders in this mailing and is also available free of charge at our website at www.themedicinescompany.com or through the SEC's electronic data system at www.sec.gov. To request a printed copy of our Form 10-K (including exhibits), which we will provide to you free of charge, either: write to Investor Relations, The Medicines Company, 8 Sylvan Way, Parsippany, New Jersey 07054, or email Investor Relations at investor.relations@themedco.com.
You may request a copy of the materials relating to our annual meeting of stockholders, including the proxy statement and form of proxy for the 2013 annual meeting and the annual report to stockholders for the year ended December 31, 2012, at the website listed above, by sending an email to us at investor.relations@themedco.com, or by calling (800) 388-1183.

INFORMATION ABOUT THE ANNUAL MEETING

Who may vote?
Holders of record of our common stock at the close of business on April 10, 2013, the record date for the annual meeting, are entitled to one vote per share of common stock that they hold on each matter properly brought before the meeting. As of the close of business on April 10, 2013, 55,650,534 shares of our common stock were outstanding.
A list of stockholders entitled to vote will be available at the meeting. In addition, you may contact our Secretary, Paul M. Antinori, at the address of our principal executive offices set forth above, to make arrangements to review a copy of the stockholder list at our principal executive offices, for any purpose germane to the meeting, between the hours of 8:30 A.M. and 5:00 P.M., local time, on any business day from May 20, 2013 up to the time of the meeting.

How may I vote my shares if I am a stockholder of record?
If you are a stockholder of record (meaning that you hold shares in your name in the records of our transfer agent, American Stock Transfer & Trust Company), you may vote your shares at the meeting in person or by proxy as follows:

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You may vote in person.  If you attend the annual meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot at the meeting. Ballots will be available at the meeting.

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You may vote by mail.  To vote by mail, you need to complete, date and sign the proxy card that accompanies this proxy statement and promptly mail it in the enclosed postage-paid envelope. If you vote by mail, you do not need to vote over the Internet or by telephone.

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You may vote over the Internet.  To vote over the Internet through services provided by Broadridge Investor Communications Solutions, Inc., please go to the following website: www.proxyvote.com, and follow the instructions at that site for submitting your proxy electronically. If you vote over the Internet, you do not need to complete and mail your proxy card or vote your proxy by telephone.

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You may vote by telephone.  To vote by telephone through services provided by Broadridge Investor Communications Solutions, Inc., call (800) 690-6903, and follow the instructions provided on the proxy card. If you vote by telephone, you do not need to complete and mail your proxy card or vote your proxy over the Internet.

Your proxy will only be valid if you complete and return the proxy card, vote over the Internet or vote by telephone at or before the annual meeting (and prior to the times specified on the proxy card with respect to Internet and telephone voting. The persons named in the proxy card will vote the shares you own in accordance with your instructions on your proxy card, in your vote over the Internet or in your vote by telephone. If you return the proxy card, vote over the Internet or vote by telephone, but do not give any instructions on a particular matter described in this proxy statement, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our board of directors, which are set forth below in this proxy statement.
The proxy card enclosed with this proxy statement states the number of shares you are entitled to vote if you are a stockholder of record. If you believe that there is an error in the number of shares listed as being owned by you of record, please contact our Investor Relations department by sending an email to us at investor.relations@themedco.com or by calling (800) 388-1183.

How may I vote my shares if I hold them in "street name?"
If the shares you own are held on your behalf by an intermediary, such as a bank or brokerage firm or someone else who holds shares of record on your behalf, then your shares are held in what we refer to as "street name." If your shares are held in "street name" then you are deemed to be the beneficial owner of your shares and the bank or brokerage firm that actually holds the shares for you is the record holder of your shares and is required to vote the shares it holds on your behalf according to your instructions. The proxy materials, including voting and revocation instructions, should have been forwarded to you by the bank or brokerage firm that holds your shares. In order to vote your shares, you will need to follow the instructions that your bank or brokerage firm provides you. Many banks or brokerage firms may solicit voting instructions over the Internet or by telephone.
If you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain "discretionary" items. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (proposal four) is considered a discretionary item. Accordingly, your bank or brokerage firm may vote your shares in its discretion with respect to that matter even if you do not give instructions.
However, under stock exchange rules that regulate voting by registered brokerage firms, the election of directors (proposal one), the approval of our 2013 stock incentive plan (proposal two) and the advisory vote to approve the compensation of our named executive officers (proposal three) are not considered to be discretionary items. Accordingly, your bank or brokerage firm may not vote your shares with respect to such matters if you do not give them voting instructions on the proposals.

If you provide your bank or brokerage firm with instructions with respect to proposal one, proposal two or proposal three and your bank or broker returns a proxy on your behalf but does not exercise its discretionary authority with respect to proposal four, you fail to provide instructions on any proposal but your bank or broker exercises its discretionary authority to vote on your behalf with respect to proposal four, or you provide instructions with respect to proposal four but do not provide instructions on how to vote your shares on any other proposal, your shares which are not voted on a particular matter will be treated as "broker non-votes" on that particular matter. "Broker non-votes" occur when your bank or brokerage firm submits a proxy for your shares (because the bank or brokerage firm has either received instructions from you on one or more proposals, but not all, or has not received instructions from you but is entitled to vote on a particular "discretionary" matter) but does not indicate a vote for a particular proposal because the bank or brokerage firm either does not have authority to vote on that proposal and has not received voting instructions from you or has discretionary authority but chooses not to exercise it. "Broker non-votes" are not counted as votes for or against the proposal in question or as abstentions, nor are they counted to determine the number of votes present for the particular proposal. We do, however, count "broker non-votes" for the purpose of determining a quorum for the meeting. If your shares are held in "street name" by your bank or broker, please check the instruction card provided by your bank or brokerage firm or contact your bank or brokerage firm to determine whether you will be able to vote by telephone or over the Internet.
Regardless of whether your shares are held in street name, you are welcome to attend the meeting. You may not vote shares held in street name in person at the meeting, however, unless you obtain a proxy, executed in your favor, from the holder of record (i.e., your bank or brokerage firm).

How may I change or revoke my vote?
If you are a stockholder of record, even if you have submitted your proxy to vote your shares, you may change or revoke your vote at any time before the taking of the vote by taking one of the following actions:

•	send written notice of revocation to Paul M. Antinori, our Secretary, at the address of our principal executive offices set forth above;

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vote your shares by proxy over the Internet, by telephone or by returning a new proxy card subsequent to the initial submission of your proxy up until 11:59 p.m., Eastern time, the day before the meeting; or

•	attend the meeting and vote in person.
If you own shares in street name, your bank or brokerage firm should provide you with instructions for changing or revoking your vote.

What constitutes a quorum?
In order for business to be conducted at the annual meeting, a quorum must be present. The holders of a majority of the shares of the capital stock of the company issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, constitute a quorum for the transaction of business. As of the record date, April 10, 2013, 55,650,534 shares of the company's common stock were outstanding. As a result, a quorum for the annual meeting consists of at least 27,825,268 shares of common stock, representing a majority of the shares of capital stock issued, outstanding and entitled to vote at the meeting.
Shares of common stock present in person or represented by proxy (including broker non-votes and shares that abstain or are withheld, or with respect to which no voting instructions are provided for one or more of the matters to be voted upon) will be counted as present for the purpose of determining whether a quorum exists for the annual meeting. However, if a broker non-vote occurs with respect to any shares of the company's common stock on any matter, then those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for purposes of determining whether a quorum exists because they are entitled to vote on other matters) and will not be voted.
If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required to approve each matter?
Proposal One—Election of Directors

In order for a nominee for director to be elected to office, the number of votes cast “FOR” that nominee must exceed the number of votes cast “AGAINST” that nominee, provided that if the number of nominees exceeds the number of directors to be elected (a situation we do not anticipate), the directors shall be elected by a plurality of the votes cast by the stockholders entitled to vote on the election of directors at such meeting, meaning that the three nominees for director who receive the most votes will be elected as directors.
Proposal Two—Approval of the 2013 Stock Incentive Plan

        The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting on the matter is needed to approve the 2013 stock incentive plan.

Proposal Three—Advisory Vote to Approve the Compensation of our Named Executive Officers

The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting on the matter is needed to approve on an advisory basis, the compensation of our named executive officers as presented in this proxy statement.
Proposal Four— Ratification of Appointment of Independent Registered Public Accounting Firm
The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting on the matter is needed to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013.

How will votes be counted?
Each share of common stock is entitled to one vote. Shares will not be voted in favor of a matter and will not be counted as voting on a matter (1) if the holder of the shares abstains from voting on a particular matter or (2) if the shares are broker non-votes. As a result of the voting standards applicable to the proposals before the annual meeting, abstentions and broker non-votes will have no effect on the outcome of voting on any of the proposals.

How does the board of directors recommend that I vote?
Our board of directors recommends that you vote:

•	FOR proposal one—to elect our three nominees to the board of directors;

•	FOR proposal two—to approve the 2013 stock incentive plan;

•	FOR proposal three—to approve, in an advisory vote, the compensation of our named executive officers as presented in this proxy statement; and

•	FOR proposal four—to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013.

Will any other business be conducted at the annual meeting?
Our board of directors does not know of any other business to be conducted or matters to be voted upon at the meeting. Under our by-laws, the deadline for stockholders to notify us of any proposals or nominations for director to be presented for action at the annual meeting has passed. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter.

Who is soliciting proxies and how, and who is paying for it?
We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, email, personal interviews and other means. We have requested brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the shares. We will reimburse the brokerage houses and other persons for their reasonable out-of-pocket expenses in connection with this distribution.

How and when may I submit a proposal for the 2014 annual meeting?
If you are interested in submitting a proposal for inclusion in the proxy statement and proxy card for our 2014 annual meeting, you need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We must receive your proposal intended for inclusion in the proxy statement at our principal executive offices, 8 Sylvan Way, Parsippany, New Jersey 07054 Attention: Paul M. Antinori, Secretary, no later than December 31, 2013.
If you wish to propose a nominee for election to our board or present a proposal at the 2014 annual meeting, but do not wish to have the proposal considered for inclusion in the proxy statement and proxy card, you must give written notice to us at the address of our principal executive offices set forth above. Our by-laws specify the information that must be included in any such notice, including but not limited to information about the nominee or a brief description of the business to be brought before the annual meeting, as applicable, and the name and number of shares of our common stock beneficially owned by the stockholder proposing such business. See "Stockholder Nominees" below. We must receive this notice no earlier than March 1, 2014 and no later than March 31, 2014. However, if the date of the 2014 annual meeting is prior to May 10, 2014 or after July 29, 2014, we must receive your notice no earlier than the 90th day prior to the 2014 annual meeting and no later than the close of business on the later of (1) the 60th day prior to the 2014 annual meeting and (2) the 10th day following the date on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. If you fail to provide timely notice of a proposal to be presented at the 2014 annual meeting, the chairman of the meeting may exclude the proposal from being brought before the meeting.

How may I request to receive future proxy statements electronically?
If you would like to reduce the costs incurred by the company in mailing proxy materials, you can consent to receiving or accessing future proxy statements, form of proxy, annual report or notices of Internet availability electronically via e-mail or the Internet. To sign up for electronic delivery, please contact Investor Relations, 8 Sylvan Way, Parsippany, New Jersey 07054, telephone: (800) 388-1183, email: investor.relations@themedco.com.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS
Some banks, brokers and other record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement and annual report or notice of Internet availability of proxy materials may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you if you call or write us at the following address, phone number or email: The Medicines Company, 8 Sylvan Way, Parsippany, New Jersey 07054, Attention: Investor Relations, (800) 388-1183, email: investor.relations@themedco.com. In addition, this proxy statement and our annual report are available at www.proxyvote.com. If you would like to receive separate copies of the annual report and proxy statement or notice of Internet availability of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

DISCUSSION OF PROPOSALS

Proposal One: Election of Class 1 Directors
Our board of directors is divided into three classes and currently consists of three class 1 directors (William W. Crouse, John C. Kelly and Hiroaki Shigeta), three class 2 directors (Robert J. Hugin, Clive A. Meanwell and Elizabeth H.S. Wyatt) and four class 3 directors (Armin M. Kessler, Robert G. Savage, Glenn P. Sblendorio and Melvin K. Spigelman). The term of each class of directors is three years, and the terms of the three classes are staggered so that only one class is elected each year. At each annual meeting of stockholders, directors are elected to serve for a three-year term to succeed the directors of the same class whose terms are then expiring. The class 1, class 2 and class 3 directors were elected to serve until the annual meeting of stockholders to be held in 2013, 2014 and 2015, respectively, and until their respective successors are elected and qualified.
Our board of directors, on the recommendation of our nominating and corporate governance committee, has nominated William W. Crouse, John C. Kelly and Hiroaki Shigeta for election as class 1 directors at the annual meeting. The persons named in the enclosed proxy card will vote to elect each of these nominees as a class 1 director, unless the proxy card is marked otherwise, to hold office until the 2016 annual meeting of stockholders and until his successor is elected and qualified. Each of the nominees is presently a director, and each has indicated a willingness to continue to serve as director, if elected. If a nominee becomes unable or unwilling to serve, however, the proxies may be voted for substitute nominees selected by our board of directors.
No director or executive officer of ours, or person chosen by us to become a director or executive officer of ours, is related by blood, marriage or adoption to any other director or executive officer of ours, or person chosen by us to become a director or executive officer of ours. No director or executive officer of ours, or any associate of any such director or officer, is a party adverse to us or any of our subsidiaries, or has a material interest adverse to us or any of our subsidiaries, in any legal proceeding.
Our board of directors recommends a vote "FOR" the election of each of the nominees.
Director Nominees
Set forth below are the names of each nominee for class 1 director, the year in which each first became a director, their ages as of April 1, 2013, their positions and offices with us, if any, their principal occupations and business experience for at least the past five years, their education, the names of other public companies for which they serve as a director or have served as a director during the past five years. We have also included information about each nominee's specific experience, qualifications, attributes, or skills that led the board to conclude that he should serve as one of our directors at the time we file our proxy statement, in light of our business and structure. In addition to the information presented below regarding each nominee's specific experience, qualifications, attributes and skills, we believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us and our board. Finally, we value their experience on other public company boards of directors and board committees. See "Information about Corporate Governance—Director Candidates and Nomination Process" for additional discussion of our director nomination requirements and process.
WILLIAM W. CROUSE
Age: 70
William W. Crouse has been a director since April 2003. From January 1994 to December 2011, Mr. Crouse was a general partner at HealthCare Ventures, a venture capital firm with a focus on biotechnology companies. From 1987 to 1993, Mr. Crouse served as worldwide president of Ortho Diagnostic Systems, a subsidiary of Johnson & Johnson that manufactures diagnostic tests for hospitals, and a vice president of Johnson & Johnson International. Before joining Johnson & Johnson, Mr. Crouse was a division director of DuPont Pharmaceuticals Company, where he was responsible for international operations and worldwide commercial development activities. Before joining Dupont, he served as president of Revlon Health Care Group's companies in Latin America, Canada, and Asia/Pacific. He also held numerous management positions at E.R. Squibb & Sons, a pharmaceutical company. Mr. Crouse is currently a member of the Board of Trustees of the New York Blood Center. In the past five years, he has also served as a director of Targanta Therapeutics Corporation, a biopharmaceutical company which we acquired, and Uluru, Inc., a specialty wound care company. Mr. Crouse received a B.S. in finance and economics from Lehigh University and an M.B.A. from Pace University.
We believe Mr. Crouse's extensive global experience as a senior executive in the pharmaceutical and diagnostics industry is valuable to our board and the company. In addition, Mr. Crouse's private equity investing experience provides a unique perspective to our board.
JOHN C. KELLY
Age: 70
John C. Kelly has been a director since April 2011. From October 2009 to February 2010, Mr. Kelly served as senior vice president, finance of Pfizer Inc. From March 2008 to October 2009, Mr. Kelly served as vice president and controller at Wyeth and from June 2002 to March 2008, he served as vice president, financial operations of Wyeth. Prior to joining Wyeth in 2002, he spent more than 35 years in public accounting at Arthur Andersen in various leadership capacities, including as the partner in charge of audit and business consulting practices in the New York metropolitan area. Mr. Kelly is currently a director of C.R. Bard, Inc., a medical device company, and Horizon Blue Cross Blue Shield of New Jersey. He is a certified public accountant and was an elected member of the Council of the American Institute of Certified Public Accountants. Mr. Kelly received a B.S. in business administration and an M.B.A. in international finance from Seton Hall University.

We believe Mr. Kelly's extensive experience in the pharmaceutical industry is valuable to our board and the company. In addition, Mr. Kelly's background in accounting and finance is of considerable importance in his role as a member of the audit committee.
HIROAKI SHIGETA
Age: 69
Hiroaki Shigeta has been a director since April 2007 and served as our lead director from May 2011 to September 2012. Mr. Shigeta served as a consultant to us from July 2006 to December 2007. From January 2005 until June 2006, he served as a consultant to various Japanese pharmaceutical companies. From October 1993 to December 2004, Mr. Shigeta served in a variety of senior management positions with Hoffman-La Roche, Inc. and its affiliates. From January 2003 to December 2004, Mr. Shigeta was the U.S. head, Far East relations of Hoffman-La Roche and from June 2002 to April 2003, he was a member of the board of Chugai Seiyaku KK, Tokyo, a majority-owned affiliate of Roche Holding of Switzerland. From January 2001 to May 2002, Mr. Shigeta served as chairman and representative director of Nippon Roche KK, a pharmaceutical company and a Japanese affiliate of Roche Holding of Switzerland. From October 1993 to December 2000, Mr. Shigeta was the president and chief executive officer of Nippon Roche KK. Mr. Shigeta currently is a director of MediciNova, Inc., a biopharmaceutical company. Mr. Shigeta received a B.A. in economics from Momoyama Gakuin University in Osaka, Japan and a B.Sc from Haas Business School, University of California at Berkeley.
We believe Mr. Shigeta's extensive global experience in the pharmaceutical industry is valuable to our board and the company, especially as we continue to expand our operations outside of the United States, including in Japan.
Other Current Directors
Set forth below are the names of each of our other current directors, the year in which each first became a director, their ages as of April 1, 2013, their positions and offices with us, if any, their principal occupations and business experience for at least the past five years, their education, the names of other public companies for which they serve as a director or have served as a director during the past five years. As with the director nominees, we have also included information about each director's specific experience, qualifications, attributes, or skills that led the board to conclude that he or she should serve as one of our directors at the time we file our proxy statement, in light of our business and structure. In addition to the information presented below regarding each director's specific experience, qualifications, attributes and skills, we also believe that all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the company and our board. Finally, as applicable, we value their experience on other public company boards of directors and board committees.
Directors Whose Terms Expire in 2014 (Class 2 Directors)
ROBERT J. HUGIN
Age: 58
Robert J. Hugin has been a director since April 2003. Since June 2011, Mr. Hugin has served as chairman and chief executive officer of Celgene Corporation, a biopharmaceutical company focused on cancer and immunological diseases. Mr. Hugin was president and chief executive officer of Celgene from June 2010 to June 2011. From May 2006 to June 2010, Mr. Hugin served as the president and chief operating officer of Celgene, and from June 1999 to May 2006, Mr. Hugin served as the senior vice president and chief financial officer of Celgene. From 1985 to 1999, Mr. Hugin held multiple positions with J.P. Morgan & Co. Inc., a global investment banking firm. Mr. Hugin is a director of Celgene Corporation and Atlantic Health System, Inc. He also serves as Chairman of The Pharmaceutical Research and Manufacturers of America and is a member of the Board of Trustees of Princeton University, The Darden Foundation, University of Virginia and of Family Promise, a national non-profit network assisting homeless families. Mr. Hugin received an A.B. degree from Princeton University in 1976 and an M.B.A. from the University of Virginia in 1985 and served as a United States Marine Corps infantry officer during the intervening period.
We believe Mr. Hugin's extensive experience in the biopharmaceutical industry is valuable to our board and the company. In addition, Mr. Hugin's background in the financial industry is of considerable importance and enables him to serve a valuable role as chair of the audit committee.
CLIVE A. MEANWELL
Age: 55
Clive Meanwell has been a director since 1996. He has served as our chief executive officer since February 2012, our chief executive officer and president from October 2009 to February 2012, as our chief executive officer from August 2004 to October 2009, as our president from August 2004 to December 2004, as our executive chairman from September 2001 to August 2004 and as our chief executive officer and president from 1996 to September 2001. From 1995 to 1996, Dr. Meanwell was a partner and managing director at MPM Capital, L.P., a venture capital firm. From 1986 to 1995, Dr. Meanwell held various positions at Hoffmann-La Roche, Inc., a pharmaceutical company, including senior vice president from 1992 to 1995, vice president from 1991 to 1992 and director of product development from 1986 to 1991. In the past five years, Dr. Meanwell has also served as a director of Endo Pharmaceuticals Holdings, Inc. Dr. Meanwell received an M.D. and a Ph.D. from the University of Birmingham, United Kingdom.
We believe Dr. Meanwell's extensive experience in the biopharmaceutical industry and his in-depth knowledge of our business is valuable to our board and the company. In addition, Dr. Meanwell's global operational roles, deal-making, private equity and medical experience are also of considerable importance.

ELIZABETH H.S. WYATT
Age: 65
Elizabeth H.S. Wyatt has been a director since March 2005 and has served as our lead director since September 2012. Prior to her retirement in 2000, Ms. Wyatt held several senior positions at Merck & Co., Inc., a pharmaceutical company, over the course of 20 years, including most recently, vice president, corporate licensing. Previously she had been a consultant and academic administrator, responsible for the Harvard Business School's first formal marketing of its executive education programs. She also serves as the vice chair of the Board of Sweet Briar College and chaired the Search Committee for the current President of Sweet Briar College. In the past five years, Ms. Wyatt has also served as a director of Ariad Pharmaceuticals, Inc. Ms. Wyatt received a B.A. from Sweet Briar College, a M.Ed. from Boston University and an M.B.A. from Harvard Business School.
We believe Ms. Wyatt's extensive global experience as a senior executive in the pharmaceutical industry is valuable to our board and the company. In addition, Ms. Wyatt's specific deal-making experience provides a unique perspective to our board.
Directors Whose Terms Expire in 2015 (Class 3 Directors)
ARMIN M. KESSLER
Age: 75
Armin M. Kessler has been a director since October 1998. Mr. Kessler joined us after a 35-year career in the pharmaceutical industry, which included senior management positions at Sandoz Pharma Ltd. (now Novartis Pharma AG) in Switzerland, the United States and Japan and, most recently, at Hoffmann-La Roche, in Basel, Switzerland, where he was chief operating officer and head of the pharmaceutical division until he retired in 1995. Mr. Kessler currently also serves as a director of Actelion Pharmaceuticals Ltd., a Swiss publicly traded company. In the past five years, Mr. Kessler has also served as a director of Gen-Probe Incorporated. Mr. Kessler received degrees in physics and chemistry from the University of Pretoria, a degree in chemical engineering from the University of Cape Town, a law degree from Seton Hall University School of Law and an honorary doctorate in business administration from the University of Pretoria. Mr. Kessler is a registered patent attorney with the United States Patent and Trademark Office.
We believe Mr. Kessler's extensive global experience as a senior executive in the pharmaceutical, diagnostics, vitamins and fragrance/flavors industries is valuable to our board and the company. In addition, Mr. Kessler's background in law and patent prosecution is of particular value to our board.
ROBERT G. SAVAGE
Age: 59
Robert G. Savage has been a director since April 2003 and served as our lead director from October 2006 until May 2011. Since May 2003, Mr. Savage has served as president of Strategic Imagery LLC, a consulting company he owns. From February 2002 to April 2003, Mr. Savage was group vice president and president for the General Therapeutics and Inflammation Business of Pharmacia Corporation, a research-based pharmaceutical firm acquired by Pfizer Inc. in April 2003. From September 1996 to January 2002, Mr. Savage held several senior positions with Johnson & Johnson, including worldwide chairman for the Pharmaceuticals Group during 2001, company group chairman responsible for the North America pharmaceuticals business from 2000 to 2001, president, Ortho-McNeil Pharmaceuticals from 1998 to 2000 and vice president sales & marketing from 1996 to 1998. Mr. Savage also serves as a director for EpiCept Corporation and Savient Pharmaceuticals. In the past five years, Mr. Savage has also served as a director for Noven Pharmaceuticals and Panacos Pharmaceuticals, Inc. Mr. Savage received a B.S. in biology from Upsala College and an M.B.A. from Rutgers University.
We believe Mr. Savage's extensive global experience as a senior executive in the pharmaceutical industry is valuable to our board and the company. In addition, Mr. Savage's background in human talent development is of particular value to our board and the company.
GLENN P. SBLENDORIO
Age: 57
Glenn P. Sblendorio has been a director since July 2011 and has been our chief financial officer and president since February 2012. From March 2006 to February 2012, he served as our chief financial officer and executive vice president. From November 2005 until he joined us, Mr. Sblendorio served as a consultant to a company in the pharmaceutical industry. Prior to joining us, Mr. Sblendorio was executive vice president and chief financial officer of Eyetech Pharmaceuticals, Inc. from February 2002 until it was acquired by OSI Pharmaceuticals, Inc. in November 2005. From July 2000 to February 2002, Mr. Sblendorio served as our senior vice president of business development. From 1998 to July 2000, Mr. Sblendorio was the chief executive officer and managing director of MPM Capital Advisors, LLC, an investment bank specializing in healthcare related transactions. Mr. Sblendorio's pharmaceutical experience also includes 12 years at Hoffmann-LaRoche, Inc., a pharmaceutical company, in a variety of senior financial positions, including vice president, finance of Roche Molecular Systems and head of finance-controller for Amgen/Roche Europe. Mr. Sblendorio currently serves as a director of Amicus Therapeutics, Inc., a biopharmaceutical company and chairman of the board of NuLens Ltd., a private ophthalmology company. Mr. Sblendorio received his B.B.A. from Pace University and his M.B.A. from Fairleigh Dickinson University.
We believe Mr. Sblendorio's extensive experience in the biopharmaceutical industry and his in-depth knowledge of our business is valuable to our board and the company. In addition, Mr. Sblendorio's background in accounting and finance and deal-making experience are also of considerable importance.
MELVIN K. SPIGELMAN

Age: 64
Melvin K. Spigelman has been a director since September 2005. Since January 2009, Dr. Spigelman has served as president and chief executive officer of the Global Alliance for TB Drug Development, a non-profit organization which seeks to accelerate the discovery and development of faster-acting and affordable drugs to fight tuberculosis. From June 2003 to January 2009, Dr. Spigelman served as director of research and development of the Global Alliance for TB Drug Development. Before joining the Global Alliance for TB Drug Development, Dr. Spigelman was the president of Hudson-Douglas Ltd, a consulting company, from June 2001 to June 2003. From 2000 to 2001, Dr. Spigelman served as a vice president, global clinical centers at Knoll Pharmaceuticals, a pharmaceutical unit of BASF Pharma, and from 1992 to 2000, Dr. Spigelman was the vice president of research and development at Knoll. Dr. Spigelman serves as a director of Synergy Pharmaceuticals Inc., where he is a member of the audit and compensation committees and chair of the external communications oversight committee. Dr. Spigelman received a B.A. in engineering from Brown University and an M.D. from The Mount Sinai School of Medicine.
We believe Dr. Spigelman's extensive experience as a senior executive in the pharmaceutical industry is valuable to our board and the company. In addition, Dr. Spigelman's specific experience in medical products development and medicine provide unique perspectives to our board.

Proposal Two: Approval of the 2013 Stock Incentive Plan
On April 23, 2013, our board of directors adopted, subject to stockholder approval, the 2013 Stock Incentive Plan, which we refer to as the 2013 plan. The 2013 plan is intended to replace our Amended and Restated 2004 Stock Incentive Plan, or the 2004 plan, which expires by its terms on April 19, 2014. As of April 10, 2013, under the 2004 plan, options to purchase 8,648,051 shares of our common stock were outstanding, 638,455 shares were subject to outstanding restricted stock awards, and an additional 755,628 shares were reserved for future awards and remained available for issuance. Upon the receipt of stockholder approval of the 2013 plan, the 2004 plan shall terminate. All then outstanding awards under the 2004 plan will remain in effect, but no additional awards may be made under the 2004 plan. As described below, all shares remaining available for issuance under the 2004 plan at the time that it terminates will become available for issuance under the 2013 plan.
Our board of directors believes that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key personnel. Stock-based equity incentives are an important component of our compensation philosophy, intended to provide equity ownership opportunities and performance-based incentives to better align the recipient's interests with those of our stockholders.
Our board of directors believes adoption of the 2013 plan is in the best interests of the company and its stockholders and recommends a vote “FOR” the approval of the 2013 plan.
Description of the 2013 plan
The following is a brief summary of the 2013 plan, a copy of which is attached as Appendix I to this proxy statement.
Number of Shares Available for Award
Up to 13,742,134 shares of our common stock (subject to adjustment in the event of stock splits and other similar changes in capitalization or events) may be issued pursuant to awards granted under the 2013 plan. The total number of shares of our common stock available for issuance under the 2013 plan is equal to 3,700,000 shares plus the remaining number of shares of our common stock available for issuance under the 2004 plan as of the date the 2013 plan is approved by our stockholders, plus the number of shares of our common stock subject to awards granted under our 2004 plan which may expire, terminate or be surrendered, canceled, forfeited or repurchased by us. Shares issued under the 2013 plan may be authorized but unissued shares or treasury shares, or may be issued from shares that are returned to the 2013 plan (provided that open-market purchases of shares using the proceeds from the exercise of awards do not increase the number of shares available for future grants). Shares of our common stock that are delivered or withheld to pay the exercise price of an award or to satisfy tax withholding obligations are not added back to the number of shares available for the future grant of awards under the 2013 plan.
The 2013 plan uses a “fungible share” concept under which the awards of options and stock appreciation rights, or SARs, cause one share per share subject to such award to be removed from the available share pool, while the award of restricted stock, restricted stock units, or other stock-based awards where the purchase price for the award is less than 100% of the fair market value of our common stock on the date of grant will be counted against the pool as 1.7 shares for each share subject to such award. Shares subject to awards under the 2013 and 2004 plans that are forfeited, cancelled or otherwise expire without having been exercised or settled, or that are settled by cash or other non-share consideration, will become available for issuance pursuant to a new award under the 2013 plan and will be credited back to the pool at the same rates at which they left the plan. Shares are subtracted for exercises of SARs using the proportion of the total SAR that is exercised, rather than the number of shares actually issued.
Types of Awards
The 2013 plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based and cash-based awards as described below.
Incentive Stock Options and Nonstatutory Stock Options. Optionees receive the right to purchase a specified number of shares of common stock at a specified exercise price and subject to such other terms and conditions as are specified in connection with the option grant. Subject to the limitations described below, options must be granted at an exercise price equal to or greater than the fair market value of the common stock on the date of grant. Under the 2013 plan, options may not be granted for a term in excess of ten years. Options may not provide for the automatic grant of additional options in connection with the exercise of an original option. The 2013 plan permits the following forms of payment of the exercise price of options: (i) payment by cash, check or in connection with a “cashless exercise” through a broker, (ii) subject to certain conditions, surrender to the company of shares of common stock, (iii) to the extent provided for in a nonstatutory stock option agreement or as approved by our board in its sole discretion, “net exercise” in which a portion of the shares to be issued on exercise are withheld to pay the exercise price, (iv) subject to certain conditions, any other lawful means, or (v) any combination of these forms of payment.
Stock Appreciation Rights. A SAR, is an award entitling the holder, upon exercise, to receive an amount in common stock or cash or a combination thereof determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of common stock over the SAR's measurement price. The measurement price must be equal to or greater than the fair market value of our common stock on the date the SAR is granted. SARs may be granted independently or in tandem with an option. SARs may not be granted for a term in excess of ten years.
Restricted Stock Awards. Restricted stock awards entitle recipients to acquire shares of our common stock, subject to the right of the company to repurchase (or to require forfeiture if issued at no cost) some or all of those shares from the recipient in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for that award. The right to receive any dividends with respect to restricted stock is conditioned on the vesting of the award unless otherwise provided in an award agreement.
Restricted Stock Unit Awards. Restricted stock unit awards, or RSUs, entitle the recipient to receive shares of our common stock (or, if provided in the applicable award, cash equal to the fair market value of such shares) to be delivered at the time such shares vest pursuant to the terms and conditions established by our board of directors. An RSU award may provide the participant with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of our common stock, which we refer to as the right to receive dividend equivalents. The right to receive dividend equivalents (which may be paid in cash and/or shares or our common stock) will be conditioned on the vesting of the RSU award with respect to which they were awarded.
Other Stock-Based and Cash-Based Awards. Under the 2013 plan, our board of directors has the right to grant other awards based upon our common stock having such terms and conditions as determined by the board, including the grant of shares of our common stock and the grant of awards that are valued in whole or in part by reference to, or otherwise based on, shares of our common stock. These awards may be paid in shares of our common stock or in cash and are available to our board of directors as a form of payment in settlement of other awards granted under the 2013 plan or as payment in lieu of compensation to which a participant is otherwise entitled. Our board may also grant awards denominated in cash rather than shares of our common stock. Dividend equivalents with respect to such awards may be paid in cash and/or shares of our common stock and will be conditioned on the vesting of the award with respect to which they were awarded.
Performance Conditions. The compensation committee may determine, at the time of grant, that a restricted stock award, RSU award, other stock-based award or cash-based award granted to an officer will vest solely upon the achievement of specified performance criteria designed to qualify for deduction under Section 162(m) of the Code. The performance criteria for each such award will be based on one or more performance measures, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following: (a) the entry into an arrangement or agreement with a third party for the development, commercialization, marketing or distribution of products, services or technologies, or for conducting a research program to discover and develop a product, service or technology, and/or the achievement of milestones under such arrangement or agreement, including events that trigger an obligation or payment right; (b) achievement of domestic and international regulatory milestones, including the submission of filings required to advance products, services and technologies in clinical development and the achievement of approvals by regulatory authorities relating to the commercialization of products, services and technologies; (c) the achievement of discovery, preclinical and clinical stage scientific objectives, discoveries or inventions for products, services and technologies under research and development; (d) the entry into or completion of a phase of clinical development for any product, service or technology, such as the entry into or completion of phase 1, 2 and/or 3 clinical trials; (e) the consummation of debt or equity financing transactions, or acquisitions of business, technologies and assets; (f) new product or service releases; (g) the achievement of qualitative or quantitative performance measures set forth in operating plans approved by our board of directors from time to time; (h) specified levels of product sales, net income, earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, operating profit before or after discontinued operations and/or taxes, sales, sales growth, earnings growth, cash flow or cash position, gross margins, stock price, market share, return on sales, assets, equity or investment; (i) improvement of financial ratings; (j) achievement of balance sheet or income statement objectives; (k) total stockholder return and/or (l) other comparable measures of financial and operational performance. These performance measures may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such performance measures may be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, (v) fluctuation in foreign currency exchange rates, and (vi) charges for restructuring and rationalization programs. Such performance goals may vary by participant and may be different for different awards, may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and may cover such period as may be specified by the compensation committee, and will be set by the compensation committee within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify for deduction under Section 162(m) of the Code may be based on these or such other performance measures as our board may determine. With respect to any award subject to performance conditions that is intended to comply with the requirements of Section 162(m) of the Code, the compensation committee may adjust downwards, but not upwards, the cash or number of shares of our common stock payable pursuant to such award, and the compensation committee may not waive the achievement of the applicable performance measures except in the case of death or disability of the participant or upon a change in control of the company.
Transferability of Awards
In general, awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the Participant, Awards are exercisable only by the Participant. Subject to certain conditions, our board of directors may permit or provide in an award agreement that a participant can transfer an award without payment to an immediate family member, family trust, or certain other related entities to the extent the rules under Form S-8 would cover the transferee.
Eligibility to Receive Awards
Employees, officers, directors, consultants and advisors of the company and its subsidiaries and of other business ventures in which the company has a controlling interest are eligible to be granted awards under the 2013 plan. Under present law, however, incentive stock options may only be granted to employees of the company and its corporate subsidiaries.
The maximum number of shares with respect to which awards may be granted to any participant under the 2013 plan may not exceed 500,000 shares per calendar year. For purposes of this limit, the combination of an option in tandem with a SAR is treated as a single award. Performance awards in the form of cash-based awards may provide for cash payments of up to $4.0 million per calendar year per individual.
Plan Benefits
As of April 10, 2013, approximately 495 individuals, including our employees, four executive officers and eight non-employee directors, would have been eligible to receive awards under the 2013 plan. Awards under the 2013 plan are discretionary and are not subject to set benefits or amounts, and we have not approved any awards that are conditioned on stockholder approval of the 2013 plan. Accordingly, we cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to our employees, including to our executive officers and employee directors, under the 2013 plan. As discussed in further detail under the heading "Information About Corporate Governance—Compensation of Directors," pursuant to our non-employee director compensation program, on the date of each of our annual stockholder meetings our non-employee directors will automatically receive an equity award valued at $215,000, split equally between stock options and restricted stock, and our lead director will automatically receive an additional stock option to purchase 5,000 shares of common stock, which all will be granted under the 2013 plan if approved by the stockholders. In April 2013, our compensation committee, with the compensation committee's consultant, Radford, an Aon Hewitt company, and our senior management, reviewed our board compensation program and expects to discuss the program with our board at the next scheduled board meeting.
Administration
The 2013 plan is administered by our board of directors, which has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2013 plan and to interpret the provisions of the 2013 plan and any award agreements. Pursuant to the terms of the 2013 plan and to the extent permitted by applicable law, our board of directors may delegate authority under the 2013 plan to one or more committees or subcommittees of the board. Our board of directors has authorized the compensation committee to administer certain aspects of the 2013 plan, including the granting of options to executive officers.
Subject to any applicable limitations contained in the 2013 plan, our board of directors, the compensation committee, or any other committee to whom the board of directors delegates authority, as the case may be, selects the recipients of awards and determines (i) the number of shares of our common stock covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options (which may not be less than 100% of fair market value of the common stock), (iii) the duration of options (which may not exceed 10 years), and (iv) the number of shares of common stock subject to any SAR, restricted stock award, RSU award or other stock-based awards and the terms and conditions of such awards, including conditions for repurchase, measurement price, issue price and repurchase price.
Our board of directors is required to make appropriate and equitable adjustments in connection with the 2013 plan and any outstanding awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization. The 2013 plan also contains provisions addressing the consequences of any reorganization event, which is defined as (a) any merger or consolidation of us with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property, (b) any exchange of all of our common stock for cash, securities or other property pursuant to a share exchange transaction, or (c) our liquidation or dissolution. Upon the occurrence of a reorganization event, all outstanding options will be assumed, or substituted for, by the acquiring or succeeding corporation. However, if the acquiring or succeeding corporation does not agree to assume, or substitute for, outstanding options or in the event of our liquidation or dissolution then our board must accelerate the options to make them fully exercisable prior to the consummation of the reorganization event. In the event of a reorganization event under which our stockholders will receive a cash payment for their shares of our common stock, then our board of directors must either accelerate the options to make them fully exercisable prior to consummation of the reorganization event or provide for a cash-out of the value of any outstanding options. Upon the occurrence of a reorganization event, our repurchase and other rights under each outstanding restricted stock award will inure to the benefit of the acquiring or succeeding corporation. Our board of directors will specify the effect of a reorganization event on any SAR, RSU award or other stock-based award at the time the award is granted.

In addition, upon the occurrence of a change in control, as defined in the 2013 plan, each option will become immediately exercisable in full and each restricted stock award will become free of all conditions and restrictions if, on or prior to the first anniversary of the date of the change in control event, a termination event, as defined in the 2013 plan, occurs, except to the extent specifically provided to the contrary in the instrument evidencing the option or restricted stock award or any other agreement between the equity holder and us, including our severance agreements with certain of our officers. See “—Potential Payments Upon Termination or Change of Control” below. A termination event would occur, among other circumstances, if a plan participant's employment is terminated without cause or as a result of the participant's death or disability or is terminated by the participant due to a change of more than 30 miles in the participant's principal business location, a material reduction in the participant's salary, a material reduction in the participant's responsibilities without cause, or a significant diminution in the scope of the participant's responsibilities without his or her agreement.

Our board of directors or the compensation committee may at any time provide that any award will become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

As more fully described above, if any award expires or is terminated, surrendered, canceled or forfeited, the unused shares of our common stock covered by such award will again be available for grant under the 2013 plan, subject, however, in the case of incentive stock options, to any limitations under the Code.
Substitute Awards
In connection with a merger or consolidation of an entity with us or the acquisition by us of property or stock of an entity, our board may grant awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute awards may be granted on such terms as our board deems appropriate in the circumstances, notwithstanding any limitations on awards contained in the 2013 plan. Substitute awards will not count against the 2013 plan's overall share limit or any sublimits contained in the 2013 plan, except as may be required by the Code.
Restrictions on Repricing
Unless our stockholders approve such action (or it is appropriate and permitted by the 2013 plan in connection with a change in capitalization, a reorganization event, or a change in control event), the 2013 plan provides that we may not:

•
amend any outstanding stock option or SAR granted under the 2013 plan to provide an exercise or measurement price per share that is lower than the then-current exercise or measurement price per share of such outstanding award;

•
cancel any outstanding option or SAR (whether or not granted under the 2013 plan) and grant in substitution therefor new awards under the 2013 plan (other than as substitute awards as described above) covering the same or a different number of shares of common stock and having an exercise or measurement price per share lower than the then-current exercise or measurement price per share of the cancelled award;

•	cancel in exchange for cash any outstanding stock options or SARs that then have exercise or measurement prices per share below the then-current fair market value of our common stock; or

•	take any other action that that constitutes a “repricing” within the meaning of the NASDAQ rules.

Provisions for Foreign Participants
Our board of directors or the compensation committee may establish subplans under the 2013 plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.
Amendment or Termination
No award may be made under the 2013 plan after the expiration of 10 years from the date the adoption of the 2013 plan is approved by our stockholders but awards previously granted may extend beyond that date. Subject to limitations on repricing and actions requiring stockholder approval, our board may at any time amend, modify or terminate any outstanding award, including but not limited to, substituting therefor another award of the same or a different type, changing the date of exercise or realization, and converting an incentive stock option to a nonstatutory stock option. The participant's consent to such action is required unless the board determines that the action does not materially and adversely affect he participant's rights under the plan or the change is otherwise permitted under the 2013 plan. Our board of directors may amend, suspend or terminate the 2013 plan or any portion of the 2013 plan; provided that, to the extent required by Section 162(m) of the Code, no award granted to a participant that is intended to comply with Section 162(m), after the date of such amendment will become exercisable, realizable, or vested unless and until the amendment is approved by our stockholders if required by Section 162(m). In addition, no amendment that would require stockholder approval under the rules of The NASDAQ Stock Market, or the NASDAQ rules, may be effective unless and until such amendment has been approved by our stockholders. If The NASDAQ Stock Market amends its corporate governance rules so that the rules no longer require stockholder approval of “material amendments” to equity compensation plans, then, from the effective date of such amendment, no amendment to the 2013 plan which materially increases the number of shares authorized under the 2013 plan (other than pursuant to the adjustment provisions contained in the 2013 plan), expands the types of awards that may be granted under the 2013 plan, or materially expands the class of participants eligible to participate in the 2013 plan shall be effective unless stockholder approval is obtained. If stockholder approval is required under Section 422 of the Code, the board may not effect such modification or amendment without stockholder approval. Unless otherwise specified in the amendment, any amendment to the 2013 plan will apply to, and be binding on the holders of, all awards outstanding under the 2013 plan at the time the amendment is adopted, provided the board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of participants under the plan.
If our stockholders do not approve the adoption of the 2013 plan, the 2013 plan will not go into effect, and we will not grant any awards under the 2013 plan. In such event, our board of directors will consider whether to adopt alternative arrangements based on its assessment of the needs of the company.
Federal Income Tax Consequences
The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the 2013 plan. This summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. This summary is based on the federal tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.
Incentive Stock Options
A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by the company or its corporate parent or 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “—Nonstatutory Stock Options” below. The exercise of an incentive stock option may subject the participant to the alternative minimum tax.
A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Nonstatutory Stock Options
A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.
Stock Appreciation Rights
A participant will not have income upon the grant of a stock appreciation right. A participant generally will recognize compensation income upon the exercise of an SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Restricted Stock
A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Restricted Stock Units
A participant will not have income upon the grant of a restricted stock unit. A participant is not permitted to make a Section 83(b) election with respect to a restricted stock unit award. When the restricted stock unit vests, the participant will have income on the vesting date in an amount equal to the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Other Stock-Based Awards and Cash-Based Awards
The tax consequences associated with any other stock-based award or any cash-based award granted under the 2013 plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant's holding period and tax basis for the award or underlying common stock.
Tax Consequences to the Company
There will be no tax consequences to us except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Proposal Three: Advisory Vote to Approve the Compensation of our Named Executive Officers
We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC's rules. This proposal, which is commonly referred to as "say-on-pay," gives our stockholders the opportunity to express their view on our overall 2012 executive compensation programs and policies for the named executive officers. Our board of directors recognizes that providing stockholders with an advisory vote on executive compensation may produce useful information on investor sentiment with regard to our executive compensation programs. We currently hold an advisory vote to approve the compensation paid to our named executive officers on an annual basis. We will next hold an advisory vote on the frequency of future executive compensation advisory votes at the 2017 annual meeting of stockholders.

Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.
The "Information about our Executive Officers" section of this proxy statement, including "Compensation Discussion and Analysis," describes in detail our executive compensation programs and the decisions made by the compensation committee with respect to the year ended December 31, 2012.
Highlights of our executive compensation program include the following:

•
Performance Focus.    We have designed our executive compensation program to have substantial elements that are performance-based. Our cash bonus plan is tied to corporate strategic and financial goals, as well as individual performance. The plan is broad-based and applies to all employees and executives.

•
Long-Term Equity Incentives.    Every year we grant equity awards broadly among our employee population to encourage an ownership culture and align management and our employees with our stockholders' interests. We use a mix of stock options and restricted stock. Our equity awards have multi-year vesting periods designed to encourage our employees and executives to focus on the long-term performance of our stock price. Our options generally vest over four years and our restricted stock generally vests on the fourth anniversary of the date of grant.

•
Pay Practices.    We do not use many common pay practices often considered to be unfriendly to stockholders. For example, we limit the perquisites that we make available to our named executive officers, who, generally, are not entitled to any benefits that are not otherwise available to all of our employees. We do not have excess parachute payment tax gross-up provisions in any executive compensation arrangements, including our arrangements with our chief executive officer. Our executive officers have a cap of 150% of target for payouts under our cash bonus plan.

As we describe in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation program reflects a pay-for-performance philosophy that we believe supports our business strategy and aligns the interests of our executives with our stockholders. Our board believes this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.
Our board is asking stockholders to approve a non-binding advisory vote on the following resolution:
RESOLVED, that the compensation paid to the company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement is hereby approved.
This proposal does not address any specific item of compensation and, as an advisory vote, is not binding. The outcome of this advisory vote does not overrule any decision by us or our board (or any committee thereof), create or imply any change to the fiduciary duties of us or our board (or any committee thereof), or create or imply any additional fiduciary duties for us or our board (or any committee thereof). However, our compensation committee and board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.
Our board of directors recommends that stockholders vote to approve the compensation of our named executive officers by voting "FOR" this proposal.

Proposal Four: Ratification of Appointment of Independent Registered Public Accounting Firm
Our audit committee, consisting of independent members of our board of directors, has appointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013, subject to ratification by our stockholders at the annual meeting. Ernst & Young LLP has been our independent registered public accounting firm since our inception in 1996. If this proposal is not approved at the meeting, our audit committee will reconsider this appointment.
We expect representatives of Ernst & Young LLP to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions.
Our board of directors recommends a vote "FOR" ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS
The following table sets forth the fees billed to us for the fiscal years ended December 31, 2012 and December 31, 2011 by Ernst & Young LLP:

Fee Category	2012	2011
Audit Fees(1)	$1,432,000	$1,212,300
Audit-Related Fees(2)	4,500	—
Tax Fees(3)	20,000	—
All Other Fees(4)	2,000	—
Total Fees	$1,458,500	$1,212,300

(1)
Audit fees consist of fees for the audit of our annual financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)
Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statements and which are not reported under "Audit Fees." In 2012, audit-related fees included services provided in connection with consultations related to post-closing accounting.

(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services.

(4)	All other fees consist of access to Ernst & Young LLP's online research database.

The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to the pre-approval procedure described below.
From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.
From time to time, the audit committee may delegate pre-approval authority to a committee member for specified types of services. Any such pre-approval must be reported to the committee at its next scheduled meeting. We did not approve any services provided to us by Ernst & Young LLP in 2012 or 2011 using the "de minimis" exception under the SEC rules.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The audit committee reviewed our audited financial statements for the year ended December 31, 2012 and discussed these financial statements with the company's management and Ernst & Young LLP, our independent registered public accounting firm for the year ended December 31, 2012. Our management is primarily responsible for the financial reporting process, including maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Our independent registered public accounting firm is responsible for performing an independent audit of, and issuing a report on, those financial statements and the effectiveness of internal control over our financial reporting. The audit committee is responsible for providing independent, objective oversight of these processes. The audit committee's duties and responsibilities do not include conducting audits or accounting reviews.
The audit committee also reviewed and discussed the matters required by Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1, AU Section 308) (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board, with Ernst & Young LLP. This Statement requires Ernst & Young LLP to discuss with our audit committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•
the process used by management in formulating particularly sensitive accounting estimates and the basis for the registered public accounting firm's conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management's accounting estimates and the disclosures in the financial statements.
Ernst & Young LLP provided to the audit committee the written disclosures and the letter required by the current version of Public Company Accounting Oversight Board (PCAOB) Rule 3526 (Communications with Audit Committees concerning Independence), and the audit committee discussed with the independent registered public accounting firm that firm's independence.
Based on its review of the audited financial statements, discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm including those described above, the audit committee recommended to the board of directors that the audited financial statements be included in the company's annual report on Form 10-K for the year ended December 31, 2012.
By the Audit Committee of the Board of Directors
Robert J. Hugin (Chair)
John C. Kelly
Hiroaki Shigeta

PRINCIPAL STOCKHOLDERS
The following table presents information that we are aware of regarding the beneficial ownership of our common stock as of April 1, 2013 for each of our named executive officers, directors and each person, entity or group of affiliated persons whom we know to beneficially own more than 5% of our common stock. The table also sets forth such information for our directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to available community property laws. Shares subject to options, warrants or other rights held by such person to purchase shares of common stock that were exercisable as of April 1, 2013 or will become exercisable within 60 days of April 1, 2013 are deemed to be beneficially owned by the person holding such options for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the ownership of any other person. The percentage of our total outstanding common stock beneficially owned by each such person in the table is calculated using 55,647,201 shares of common stock outstanding as of April 1, 2013.
The information presented in the table below is not necessarily indicative of beneficial ownership for other purposes. Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o The Medicines Company, 8 Sylvan Way, Parsippany, New Jersey 07054.

Beneficial Owner:	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Named Executive Officers
Clive A. Meanwell(1)	1,297,232	2.3%
Glenn P. Sblendorio(2)	312,452	*
Paul M. Antinori(3)	349,515	*
William B. O’Connor(4)	198,902	*
Leslie C. Rohrbacker(5)	—	—
Non-Employee Directors
William W. Crouse(6)	111,759	*
Robert J. Hugin(7)	130,092	*
John C. Kelly(8)	35,706	*
Armin M. Kessler(9)	196,444	*
Robert G. Savage(10)	126,023	*
Hiroaki Shigeta(11)	38,500	*
Melvin K. Spigelman(12)	104,259	*
Elizabeth H.S. Wyatt(13)	122,259	*
All directors and executive officers as a group (13 persons)(14)	3,020,143	5.4%
5% Stockholders
T. Rowe Price Associates, Inc.(15)	5,789,845	10.4%
BlackRock, Inc.(16)	4,771,262	8.6%
Wellington Management Company, LLP(17)	4,694,629	8.4%
S.A.C. Capital Advisors, L.P.(18)	3,771,922	6.8%
The Vanguard Group, Inc.(19)	3,579,733	6.4%

*	Represents beneficial ownership of less than 1%.

(1)	Includes options to purchase 924,855 shares that are exercisable within 60 days of April 1, 2013.

(2)	Includes options to purchase 189,309 shares that are exercisable within 60 days of April 1, 2013.

(3)	Includes options to purchase 297,609 shares that are exercisable within 60 days of April 1, 2013.

(4)	Includes options to purchase 173,844 shares that are exercisable within 60 days of April 1, 2013.

(5)	Ms. Rohrbacker resigned as vice president, chief human strategy officer, effective April 16, 2012.

(6)	Includes options to purchase 85,759 shares that are exercisable within 60 days of April 1, 2013.

(7)	Includes options to purchase 85,759 shares that are exercisable within 60 days of April 1, 2013.

(8)	Includes options to purchase 30,620 shares that are exercisable within 60 days of April 1, 2013.

(9)	Includes 3,000 shares held by Mr. Kessler's wife and options held by Mr. Kessler to purchase 85,759 shares that are exercisable within 60 days of April 1, 2013.

(10)	Includes options to purchase 103,773 shares that are exercisable within 60 days of April 1, 2013.

(11)	Includes options to purchase 20,000 shares that are exercisable within 60 days of April 1, 2013.

(12)	Includes options to purchase 78,259 shares that are exercisable within 60 days of April 1, 2013.

(13)	Includes options to purchase 93,259 shares that are exercisable within 60 days of April 1, 2013.

(14)	Includes options to purchase an aggregate of 2,168,805 shares that are exercisable within 60 days of April 1, 2013.

(15)
These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc., or Price Associates, serves as investment adviser with power to direct investments and with sole dispositive power. Includes 963,755 shares over which Price Associates has sole voting power. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address for Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202. This information is based on a Schedule 13G/A filed with the SEC on February 11, 2013.

(16)
Includes shares held by BlackRock, Inc. and certain of its subsidiaries. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. This information is based on a Schedule 13G/A filed with the SEC on February 1, 2013.

(17)
Includes shares owned by various investors for which Wellington Management Company, LLP serves as investment advisor with shared power to direct investments and shared power to vote 3,010,245 of the shares. The address of Wellington Management Company, LLP is 280 Congress Street, Boston, Massachusetts 02210. This information is based on a Schedule 13G/A filed by Wellington Management Company, LLP with the SEC on February 14, 2013.

(18)
Each of (i) SAC Capital Advisors LP, SAC Capital Advisors Inc. and Mr. Steven A. Cohen may be deemed to beneficially own 3,484,356 Shares (constituting approximately 6.5% of the Shares outstanding); (ii) CR Intrinsic Investors and Mr. Cohen may be deemed to beneficially own 43,266 Shares (constituting approximately 0.1% of the Shares outstanding); and (iii) Sigma Management and Mr. Cohen may be deemed to beneficially own 244,300 Shares (constituting approximately 0.5% of the Shares outstanding). Each of SAC Capital Advisors LP, SAC Capital Advisors Inc., CR Intrinsic Investors, Sigma Management and Mr. Cohen disclaims beneficial ownership of any of the securities covered by this statement, and SAC Capital Associates disclaims beneficial ownership of any securities held by CR Intrinsic Investments. The address of (i) SAC Capital Advisors LP, SAC Capital Advisors Inc., CR Intrinsic Investors and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902 and (ii) Sigma Management is 510 Madison Avenue, New York New York 10022. This information is based on a Schedule 13G/A filed with the SEC on February 14, 2013.

(19)
Includes 73,677 shares beneficially owned by Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc. as a result of Vanguard Fiduciary Trust Company serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 2,800 shares as a result of Vanguard Investments Australia, Ltd. serving as investment manager of Australian investment offerings. Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. each direct the voting of the respective shares and The Vanguard Group, Inc. has shared dispositive power. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The information is based on a Schedule 13G/A filed with the SEC on February 12, 2013.

INFORMATION ABOUT CORPORATE GOVERNANCE
We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. In assessing and implementing our corporate governance practices, we have been mindful of the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC and the NASDAQ rules. We expect to continue to review and, when appropriate, further strengthen our corporate governance procedures in the future.
We describe below our corporate governance structure and the key corporate governance practices that we have adopted.

Board of Directors
Our board of directors is responsible for establishing our broad corporate policies and overseeing the management of the company. Our chief executive officer and our other executive officers are responsible for our day-to-day operations. Our board evaluates our corporate performance and approves, among other things, our corporate strategies and objectives, operating plans, major commitments of corporate resources and significant policies. Our board also evaluates and appoints our executive officers.
Our board of directors met 14 times during 2012, including regular, special and telephonic meetings. Each director who served as a director during 2012 attended at least 75% of the aggregate of: (1) the total number of board meetings held during the period of 2012 during which he or she was a director and (2) the total number of meetings held by all board committees on which he or she served during the period of 2012 during which he or she was a member of such committees.

Board Independence
Under the NASDAQ rules, a director will only qualify as an "independent director" if, in the opinion of our board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has determined that none of our directors, except Clive Meanwell and Glenn Sblendorio, have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an "independent director" as defined under Rule 5605(a)(2) of the NASDAQ rules. Dr. Meanwell and Mr. Sblendorio are employees and are therefore not independent. Our independent directors meet regularly in executive sessions without management present. Only independent directors serve on our standing board committees.

Board Leadership Structure
Our board has adopted a board leadership structure where our chief executive officer serves as chairman of the board and where the board appoints a lead director from its independent directors. Our board believes this structure provides an efficient and effective leadership model for the company. Combining the chairman and chief executive officer roles fosters clear accountability, effective decision-making, and alignment on corporate strategy. A single chairman and chief executive officer provides strong and consistent leadership for the company, without risking overlap or conflict of roles.
At the same time, to assure effective independent oversight, the board has adopted a number of governance practices, including:

•	a strong, independent, clearly-defined lead director role (see below for a full description of the role);

•	executive sessions of the independent directors after substantially all board meetings chaired by the lead director; and

•	annual performance evaluations of the chairman and chief executive officer by the independent directors, led by the compensation committee of our board.
Hiroaki Shigeta was our lead director of the board of directors from May 2010 to September 2012. In September 2012, Elizabeth Wyatt was appointed our lead director. As the lead director, Ms. Wyatt is responsible for:

•	chairing any meeting of the independent directors in executive session;

•	working with the chairman of the board in preparation of the agenda for each meeting of the board of directors and in determining the need for special meetings of our board of directors;

•	consulting with the chairman of the board and chief executive officer on matters relating to corporate governance and board performance;

•	facilitating communications between other members of our board of directors and our chairman of the board and chief executive officer; and

•	meeting with any director who is not adequately performing his or her duties as a member of our board of directors or any committee.
Under our corporate governance guidelines, our board of directors is obligated to review this appointment annually.

Board Committees
Our board of directors has a standing audit committee, compensation committee and nominating and corporate governance committee. The members of these committees are as follows:

Audit	Compensation	Nominating and Corporate Governance
Robert J. Hugin (Chair)	Elizabeth H.S. Wyatt (Chair)	Robert G. Savage (Chair)**
John C. Kelly	William W. Crouse*	William W. Crouse
Hiroaki Shigeta*	Armin M. Kessler	Hiroaki Shigeta
	Robert G. Savage	Melvin K. Spigelman

*	Mr. Shigeta and Mr. Crouse were appointed to the Audit Committee and Compensation Committee, respectively, in September 2012.

**	Mr. Savage was appointed as Chair of the Nominating and Corporate Governance Committee as of January 1, 2013.
Each of the audit committee, compensation committee and nominating and corporate governance committee operates under a charter and each such committee reviews its respective charter at least annually. A current copy of the charter for each of the audit committee, the compensation committee, and the nominating and corporate governance committee is posted on the corporate governance section of "Investor Relations" on our website, www.themedicinescompany.com.
Audit Committee
Our audit committee's responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our risk management policies;

•
establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt, retention and treatment of accounting-related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management; and

•	preparing the audit committee report (which is included elsewhere in this proxy statement) required by the SEC.
Our board of directors has determined that all of the audit committee members are independent as defined under the NASDAQ rules, including the independence requirements contemplated by Rule 10A-3 under the Exchange Act.
Our board of directors has also determined that each of Robert J. Hugin, John C. Kelly and Hiroaki Shigeta qualifies as an audit committee financial expert. In deciding whether members of our audit committee qualify as financial experts within the meaning of the SEC regulations and the listing standards of the NASDAQ rules, our board considered the nature and scope of experiences and responsibilities members of our audit committee have previously had with reporting companies. Each member of our audit committee, is an independent director as defined under the NASDAQ rules, including the independence requirements contemplated by Rule 10A-3 under the Exchange Act.
The audit committee met five times during 2012, including regular, special and telephonic meetings.
Compensation Committee
Our compensation committee's responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and our other executive officers;

•	overseeing the evaluations of our senior executives;

•	reviewing and approving, or making recommendations to the board with respect to, the compensation of our chief executive officer and other executive officers;

•	reviewing and making recommendations to the board relating to management succession planning;

•	overseeing and administering our cash and equity incentive plans; and

•	reviewing and making recommendations to the board with respect to director compensation.
The compensation committee may form, and delegate authority to, one or more subcommittees as it deems appropriate from time to time under the circumstances.
The compensation committee met 14 times during 2012, including regular, special and telephonic meetings.
Information concerning the compensation committee's processes and procedures regarding director compensation is set forth under "Compensation of Directors" in this proxy statement. Information concerning the compensation committee's processes and procedures regarding compensation for our named executive officers is set forth under "Compensation Discussion and Analysis" in this proxy statement.
Our board of directors has the authority to grant awards and to adopt, amend and repeal the administrative rules, guidelines and practices relating to our 2004 plan, and to interpret the provisions of the 2004 plan. Pursuant to the terms of the 2004 plan, our board of directors has delegated its authority under the 2004 plan to its compensation committee. Accordingly, the compensation committee administers the 2004 plan, including granting options and other awards under the 2004 plan. The compensation committee generally selects the recipients of awards under the 2004 plan and, subject to the terms of the 2004 plan, determines:

•	the number of shares of common stock covered by options and the dates upon which such options become exercisable;

•	the exercise price of options (which, in accordance with the 2004 plan, may not be less than 100% of the fair market value of our common stock on the date of grant);

•	the duration of options (which, in accordance with the 2004 plan, may not be longer than 10 years); and

•
the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including issue price, conditions for repurchase and repurchase price.

The 2004 plan will expire by its terms in 2014. If our stockholders approve the 2013 plan, the 2004 plan will terminate upon stockholder approval of the 2013 plan. As described in more detail in "Proposal Two: Approval of the 2013 Stock Incentive Plan," should our stockholders approve the 2013 plan, the compensation committee will have similar authority under the 2013 plan as it currently has under the 2004 plan.
Role of the Compensation Consultant
Our compensation committee has retained Radford, an Aon Hewitt company, as its independent compensation consultant. Radford reports directly to the compensation committee and does not provide any other services to us. The compensation committee generally relies on Radford to provide it with comparison group benchmarking data and information as to market practices and trends. Radford does not make specific base salary and/or short- and long-term incentive award recommendations, although it does provide award ranges for the compensation committee to consider. In 2012, the consulting services provided by Radford also included providing advice to the compensation committee in connection with our 2004 plan and the 2013 plan.
Representatives of Radford attend compensation committee meetings upon request of the committee chair as well as preparatory meetings as necessary. Radford attends executive sessions of the compensation committee as requested. Radford interacts directly with members of our management only on matters under the committee's oversight and with the knowledge and permission of the committee chairperson.
In April 2013, our compensation committee considered the relationships that Radford has with us, the members of our compensation committee and our executive officers, as well as the policies that Radford has in place to maintain its independence and objectivity. Based on the committee's evaluation, as well as the consideration by our executive officers of the policies that Radford has in place to maintain its independence and objectivity, the compensation committee has determined that Radford's work for the compensation committee has not raised any conflicts of interest.
Compensation Risk Assessment
We believe our approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive or inappropriate risk-taking. Key features of our programs reflect sound risk management practices. We believe we have allocated our compensation among base salary and short- and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. Further, with respect to our incentive compensation programs, compensation is not linked to just corporate goals, as corporate performance metrics determine 60% of an individual's payout and 40% is based on such person's individual goals that are set by the individual's manager. Our corporate targets are applicable to our executives and employees alike, regardless of business unit. We believe this encourages consistent behavior across the organization, rather than establishing different performance metrics depending on a person's position in the company or their business unit. The mix of equity award instruments used under our long-term incentive program includes full value awards (as defined in the equity plan as any award of restricted stock or other stock unit with a per share price or per unit purchase price lower than 100% of fair market value on the date of grant), which also mitigate risk. Finally, the multi-year vesting of our equity awards properly account for the time horizon of risk.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee's responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to the board the persons to be nominated by the board for election as directors at the annual meeting of stockholders;

•	overseeing the evaluation of the board of directors; and

•	developing corporate governance guidelines and principles.
Our board of directors has adopted a series of corporate governance guidelines to assist the board in the exercise of its duties and responsibilities, which is posted on the corporate governance section of "Investor Relations" on our website, www.themedicinescompany.com.
The nominating and corporate governance committee met nine times in 2012, including regular, special and telephonic meetings.

Director Candidates and Nomination Process
The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the board.

The nominating and corporate governance committee evaluates director candidates based upon a number of criteria as set forth in our corporate governance guidelines, including:

•	reputation for integrity, honesty and high ethical standards;

•
demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives and willingness and ability to contribute positively to our decision-making process;

•	commitment to understanding our business and our industry;

•	adequate time to attend and participate in meetings of the board of directors and its committees;

•
ability to understand the sometimes conflicting interests of the various constituencies of our company, which include stockholders, employees, customers, governmental units, creditors and the general public and to act in the interest of all stockholders;

•
demonstrated experience or skill set in particular management disciplines that complements, in the opinion of the members of the nominating and corporate governance committee, the existing members of the board of directors to provide a desirable balance; and

•	such other attributes, including independence, that satisfy requirements imposed by the SEC and The NASDAQ Stock Market.
Our corporate governance guidelines also provide that candidates should not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law and that our nominating and corporate governance committee should consider the value of diversity of the board of directors when evaluating particular candidates. The committee has not adopted any formal or informal diversity policy and treats diversity as one of the criteria to be considered by the committee. The nominating and corporate governance committee does not assign specific weights to particular criteria that the committee reviews and no particular criterion is a prerequisite for the consideration of any prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite and diverse mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities.

Policy Regarding Holdover Directors
As a condition to being nominated by the board for re-election as a director, our corporate governance guidelines require each incumbent nominee for director to deliver to the board an irrevocable resignation that will become effective if (1) in the case of an uncontested election, the votes cast “for” such nominee's election do not exceed the votes cast “against” such nominee's election (with “abstentions” and “broker non-votes” not counted as a vote “for” or “against” such nominee's election), which we refer to as the required vote, and (2) the board determines to accept such resignation in accordance with the corporate governance guidelines. An incumbent director who does not receive the required vote in an uncontested election will continue to serve as a director while the nominating and corporate governance committee (or group of other independent, disinterested directors in certain circumstances) and the board decide whether to accept or reject his or her resignation.
If any incumbent director in an uncontested election does not receive the required vote, the nominating and corporate governance committee and the board shall follow the following procedures in deciding whether or not to accept the nominee's resignation, all of which procedures will be completed within 90 days following the certification of the stockholder vote from such meeting:

•
The nominating and corporate governance committee will recommend to the board the action to be taken with respect to such resignation (which can range from accepting the resignation, to maintaining the director but addressing what the committee believes to be the underlying cause of the against votes, to resolving that the director will not be re-nominated in the future for election, to rejecting the resignation). In reaching its recommendation, the nominating and corporate governance committee will consider all factors it deems relevant, which may include: any stated reasons why stockholders voted against such director, any alternatives for curing the underlying cause of the votes against such director, the total number of shares voting, how such shares were voted, the number of broker non-votes, the director's tenure, the director's qualifications, the criteria for nomination as a director set forth the corporate governance guidelines, the director's past and expected future contributions to us and the overall composition of the board, including whether accepting the resignation would cause the company to fail to meet any applicable SEC or NASDAQ Stock Market requirement.

•
The board will act on the nominating and corporate governance committee's recommendation and in doing so, will consider all of the factors considered by the committee and such additional factors as it deems relevant.

•	Following the board's determination, we will promptly publicly disclose the board's decision regarding the resignation and if such resignation is rejected, the rationale behind the decision.

If the board accepts a nominee's resignation, then it may fill the resulting vacancy or may decrease the size of the board pursuant to our by-laws.

Stockholder Nominees
Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates. Any such proposals should be forwarded to the nominating and corporate governance committee in writing at our principal executive offices at 8 Sylvan Way, Parsippany, New Jersey 07054 Attention: Paul M. Antinori, Secretary and should include appropriate biographical and background material to allow the nominating and corporate governance committee to properly evaluate the potential director candidate and the number of shares of our stock beneficially owned by the stockholder proposing the candidate. Assuming that biographical and background material has been provided on a timely basis, any recommendations received from stockholders will be evaluated in the same manner as potential nominees proposed by the nominating and corporate governance committee. If our board of directors determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting.
Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or the board, by following the procedures set forth under "Information About The Annual Meeting—How and when may I submit a proposal for the 2014 annual meeting?" in this proxy statement. Under our by-laws, to directly nominate director candidates, stockholders must provide notice to our Secretary with the following information:

•
all information relating to such candidate that is required to be disclosed pursuant to Regulation 14A of the Exchange Act, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected;

•	any information reasonably necessary to determine whether the candidate is qualified to serve on our audit committee;

•	the number of shares of our stock beneficially owned by such candidate, if any; and

•	as to the stockholder proposing the candidate:

◦	such stockholder's name and address;

◦	the number of shares of our common stock beneficially owned by such stockholder; and

◦	a description of all arrangements and understandings between each stockholder and the candidate and any other person relating to the proposal to nominate the candidate.
The details of this notice requirement are included in our by-laws, which are available through our public filings on our website or on the SEC's website. Candidates nominated by stockholders in accordance with the procedures set forth in our by-laws to nominate a director directly will not be included in our proxy card for the next annual meeting.

Board Risk Oversight
Management is responsible for the day-to-day management of risks the company faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In general, our board oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.
The board believes that full and open communication between management and the board of directors are essential for effective risk management and oversight. Our lead director meets regularly with our chief executive officer and other senior officers to discuss strategy and risks facing the company. Members of senior management attend the quarterly board meetings and are available to address any questions or concerns raised by the board on risk management-related and any other matters. Each quarter, the board of directors receives presentations from senior management on strategic matters involving our operations. The board holds in person, two day strategic planning sessions three times every year with senior management to discuss strategies, key challenges, and risks and opportunities for the company.
While the board is ultimately responsible for risk oversight at our company, our three standing board committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists the board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting and internal controls. The compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The nominating and governance committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure for our directors and executive officers, and corporate governance.

Code of Conduct and Ethics
We have adopted a written global code of conduct and ethics applicable to all of our directors and employees, including our principal executive officer and our principal financial officer. The global code of conduct and ethics is available on the corporate governance section of "Investor Relations" on our website, www.themedicinescompany.com.
Any waiver of the global code of conduct and ethics for directors or executive officers, or any amendment to the code that applies to directors or executive officers, may only be made by the board of directors. We intend to file a Form 8-K or post on our website, at the address and location specified above, all disclosures that are required by law or the applicable NASDAQ rules concerning an amendment to, or waiver from, a provision of the global code of conduct and ethics. To date, no such waivers have been requested or granted.

Stockholder Communications with the Board of Directors
Any stockholder may contact the board of directors or a specified individual director by writing to the attention of the board of directors or a specified individual director and sending such communication to our principal executive offices at 8 Sylvan Way, Parsippany, New Jersey 07054 Attention: Paul M. Antinori, Secretary. Each communication from a stockholder should include the following information in order to permit stockholder status to be confirmed and to provide an address to forward a response if deemed appropriate:

•	the name, mailing address and telephone number of the stockholder sending the communication;

•	the number of shares held by the stockholder; and

•	if the stockholder is not a record owner of our securities, the name of the record owner of our securities beneficially owned by the stockholder.

Our Secretary will forward all appropriate communications to the board of directors or individual members of the board of directors as specified in the communication.

Director Attendance at the Annual Meeting
As set forth in our corporate governance guidelines, directors are expected to attend the annual meeting of stockholders. All of our ten directors attended the annual meeting of stockholders in 2012.

Compensation of Directors
Compensation Program
Every two years, our compensation committee reviews and makes recommendations to the board regarding the level of compensation of our non-employee directors. To determine the appropriate level of compensation for our non-employee directors, our compensation committee has historically obtained data from a number of different sources including:

•	publicly available data describing director compensation in peer companies; and

•	information obtained directly from other companies.
Our compensation program for non-employee directors consists of a cash component and an equity component. The equity component includes stock option grant awards and restricted stock awards. The compensation committee designs the cash component by considering as a target the 50th percentile of cash compensation paid to directors at companies included in the data from the compensation committee's consultant, Radford, an Aon Hewitt company, and the board's equity compensation to be at a value at or near the 75th percentile of the value of equity compensation paid to directors at companies included in the data from Radford. Each of these components is shown in the table below. We do not pay directors who are also our employees any additional compensation for serving on our board.
In April 2013, our compensation committee, with Radford and our senior management, reviewed our board compensation program and expects to discuss the program with our board at the next scheduled board meeting.
In May 2011, our board established stock ownership guidelines for our independent directors to help ensure that they each maintain an equity stake in the company, and by doing so, appropriately link their interests with those of our other stockholders. These stock ownership guidelines provide that within a five-year period from the later of May 2011 or the director's appointment or initial election, a director should attain and hold shares of our stock (not including unexercised stock options) of no less than three times the director's annual retainer. All of our directors are currently in compliance with our stock ownership guidelines.
Cash Compensation
The following table describes the cash compensation for each non-employee director under our compensation program. The cash compensation is payable on a quarterly basis.

Type of Fee	Compensation Program
Annual retainer for board members	$55,000
Additional annual retainer for lead director	$10,000
Compensation for each board meeting attended in a year in excess of ten meetings	$3,000
Additional annual retainer for committee members:
Audit committee chair	$25,000
Other audit committee members	$12,500
Compensation committee chair	$20,000
Other compensation committee member	$10,000
Nominating and corporate governance committee chair	$15,000
Other nominating and corporate governance committee member	$7,500
Compensation for each committee meeting attended in a year in excess of ten meetings, per committee	$1,500

For the purposes of the board compensation policy, to determine whether a board member or committee member attended in excess of ten meetings during the year, the number of meetings attended in person and by telephone are aggregated. In addition, directors are reimbursed for travel and out-of-pocket expenses in connection with their attendance at board meetings.
Equity Compensation
Each non-employee director is eligible to receive stock options and shares of restricted stock under our 2004 plan, and if the 2013 plan is approved by our stockholders, will be eligible to receive stock options, shares of restricted stock and other types of awards under the 2013 plan. The table below describes the initial and annual equity compensation for each non-employee director and the additional equity compensation to our lead director under our compensation program:

Type of Grant	Equity Awards	Grant Date	Vesting Schedule
Initial equity grant	$320,000 value of options	The date the director is initially elected to the board	36 equal monthly installments beginning on the date one month after the grant date
Annual equity grant	$215,000 equity value split equally between stock options and restricted shares(1)	The date of the annual meeting of stockholders	Stock options and restricted stock vest in one installment 12 months after the grant date
Additional annual equity grant to our lead director	Option to purchase 5,000 shares of common stock	The date of the annual meeting of stockholders	Stock options vest in one installment 12 months after the grant date

(1)	When splitting the equity value between stock options and restricted shares, restricted shares are valued at 2.5 times the value of a share underlying a stock option.

These options have an exercise price equal to the closing price of our common stock on The NASDAQ Global Select Market on the date of grant and have a ten-year term. If a director ceases to be a director, all vested options will be exercisable at any time prior to the first anniversary of the date the director ceases to be a director or for the remaining term of the option, if less, and all unvested options will be forfeited.
The following table shows the compensation for fiscal year 2012 for each non-employee director who served as a director during 2012.
2012 Director Compensation

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(2)		All Other Compensation($)		Total ($)
William W. Crouse	$80,375	(3)	$107,518	$46,979		$—		$234,872
Robert J. Hugin	$80,000	(4)	$107,518	$46,979		$—		$234,497
John C. Kelly	$76,500	(5)	$107,518	$46,979		$—		$230,997
Armin M. Kessler	$83,000	(6)	$107,518	$46,979		$—		$237,497
Robert G. Savage	$83,000	(7)	$107,518	$46,979		$44,688	(12)	$282,185
Hiroaki Shigeta	$76,125	(8)	$107,518	$66,490	(11)	$—		$250,133
Melvin K. Spigelman	$73,000	(9)	$107,518	$46,979		$—		$227,497
Elizabeth H.S. Wyatt	$101,875	(10)	$107,518	$46,979		$—		$256,372

(1)
These amounts represent the aggregate grant date fair value of restricted stock granted by us during 2012, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718. For a detailed discussion of our grant date fair value calculation methodology, including assumptions and estimates inherent therein, please see Note 2 to our notes to our consolidated financial statements in our Annual Report on Form 10-K filed on March 1, 2013. The per share grant date fair value of the award granted to each non-employee director on the date of our 2012 annual meeting of stockholders was $21.14. At December 31, 2012, each of our non-employee directors held 5,086 shares of unvested restricted stock.

(2)
These amounts represent the grant date fair value of stock options granted by us during 2012, determined in accordance with FASB ASC Topic 718. For a detailed discussion of our grant date fair value calculation methodology, including assumptions and estimates inherent therein, please see Note 2 to our notes to our consolidated financial statements in our Annual Report on Form 10-K filed on March 1, 2013. The grant date fair value of the award granted to each non-employee director on the date of our 2012 annual meeting of stockholders was $3.9022. At December 31, 2012, the total number of shares subject to options held by each of our non-employee directors was: Mr. Crouse, 98,259; Mr. Hugin, 99,926; Mr. Kelly, 27,148; Mr. Kessler, 98,259; Mr. Savage, 126,273; Mr. Shigeta, 53,259; Dr. Spigelman, 78,259 and Ms. Wyatt, 93,259.

(3)
Mr. Crouse is a member of the nominating and corporate governance committee and, as of September 2012, the compensation committee. Prior to September 2012, Mr. Crouse was also a member of the audit committee. During 2012, Mr. Crouse received $74,375 in board, audit committee and pro rata nominating and corporate governance committee and compensation committee retainers and $6,000 in fees for attendance at board meetings held in excess of ten meetings.

(4)	Mr. Hugin is the chair of the audit committee. During 2012, Mr. Hugin received $80,000 in board and audit committee chair retainers.

(5)
Mr. Kelly is a member of the audit committee. During 2012, Mr. Kelly received $67,500 in board and audit committee retainers and $9,000 in fees for attendance at board meetings held in excess of ten meetings.

(6)
Mr. Kessler is a member of the compensation committee. During 2012, Mr. Kessler received $65,000 in board and compensation committee retainers and $18,000 in fees for attendance at board and compensation committee meetings held in excess of ten meetings.

(7)
Mr. Savage is a member of the compensation committee and the nominating and corporate governance committee. During 2012, Mr. Savage received $72,500 in board, compensation committee and nominating and corporate governance committee retainers and $10,500 in fees for attendance at board and compensation committee meetings held in excess of ten meetings.

(8)
Mr. Shigeta was our lead director until September 2012 and is a member of the nominating and corporate governance committee and, as of September 2012, the audit committee. During 2012, Mr. Shigeta received $73,125 in lead director, board and nominating and corporate governance committee retainers and $3,000 in fees for attendance at board meetings held in excess of ten meetings.

(9)
Dr. Spigelman was the chair of the nominating and corporate governance committee until January 2013. During 2012, Dr. Spigelman received $70,000 in board and nominating and corporate governance committee chair retainers and $3,000 in fees for attendance at board meetings held in excess of ten meetings.

(10)
Ms. Wyatt is our lead director, as of September 2012, and the chair of the compensation committee. Ms. Wyatt was also a member of the audit committee until September 2012. During 2012, Ms. Wyatt received $86,875 in board, compensation committee chair and the audit committee retainers and $15,000 in fees for attendance at board and compensation committee meetings held in excess of ten meetings.

(11)
As the lead director in May 2012, Mr. Shigeta was awarded an annual additional stock option award of 5,000 shares of our common stock on the date of our 2012 annual meeting of stockholders. The grant date fair value of this award to Mr. Shigeta was $19,511.

(12)
Mr. Savage is a party to a consulting agreement with us under which he agreed to provide consulting and advisory services, including assisting with a human strategy and talent management services. During the term of the consulting agreement, Mr. Savage is entitled to receive consulting fees of $500.00 per hour, up to a maximum of $120,000 per year. The initial term of the consulting agreement covers services rendered between July 6, 2012 and July 6, 2013, and is subject to renewal for successive periods upon further agreement of the parties. Either party may terminate the consulting agreement at any time upon 30-days written notice.

As noted above, neither of our employee directors received additional compensation for services as a director.

Certain Related-Party Transactions
In accordance with our audit committee charter, our audit committee is responsible for reviewing and approving the terms and conditions of all related party transactions.
Our board of directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is our preference to avoid related party transactions.
In accordance with our audit committee charter, members of the audit committee, all of whom are independent directors, review and approve all related party transactions for which approval is required under applicable laws or regulations, including SEC rules and regulations and the NASDAQ rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which we are a participant and the amount involved exceeds $120,000, and in which any of the following persons has or will have a direct or indirect interest:

•	our executive officers, directors or director nominees;

•	any person who is known to be the beneficial owner of more than 5% of our common stock;

•
any person who is an immediate family member, as defined under Item 404 of Regulation S-K, of any of our executive officers, directors or director nominees or beneficial owners of more than 5% of our common stock; or

•
any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

In addition, the audit committee reviews and investigates any matters pertaining to the integrity of management, including conflicts of interest and adherence to our code of business conduct and ethics. Under our code of business conduct and ethics, our directors, officers and employees are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest.

Compensation Committee Interlocks and Insider Participation
During 2012, our compensation committee consisted of Elizabeth H.S. Wyatt, Armin M. Kessler, Robert G. Savage and, as of September 2012, William W. Crouse, none of whom was a current or former officer or employee of the company and none of whom had any related person transaction involving the company required to be reported under Item 404(a) of Regulation S-K.

None of the company's executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as one of our directors or a member of the compensation committee.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Compensation Discussion and Analysis
Executive Summary
Our compensation program is designed to attract, retain and motivate executive talent, promote the achievement of key strategic and financial performance measures and align executives' incentives with our corporate strategies and business objectives and the creation of long-term stockholder value. The main components of our program are base salary; annual cash bonus; equity awards (consisting of stock option and restricted stock awards); health and life insurance and other employee benefits; and severance and change-of-control benefits.
2012 Performance
We emphasize pay-for-performance and our compensation program is designed to link the pay of our executive officers to our overall financial and operation performance and our executive officers' contribution to stockholder value. In 2012, we executed on our strategic plan and delivered strong financial performance. We believe that our executive officers were instrumental in achieving this performance.
Financial: We achieved a record $558.6 million of sales in 2012, which represented a 15.2% increase over our sales in 2011, and increased our operating income to $0.2 million per employee, which represented a 55.3% increase compared to 2011. Our commercial success allowed us to generate net income from operations of $83.1 million.
Strategic Plan: With respect to our strategic plan, we continued the advancement in the development of our product candidates, particularly oritavancin and cangrelor, and created value for our stockholders through transactions.

•
Cangrelor development. In 2012, we completed enrollment in our Phase 3 CHAMPION PHOENIX clinical trial of cangrelor. In January 2013, we announced that data analysis of the clinical trial revealed that the protocol defined primary composite efficacy endpoint of death, myocardial infarction, ischemia driven revascularization and stent thrombosis at 48 hours had been met, as cangrelor demonstrated statistically significant improvement for this endpoint as compared to clopidogrel. Safety outcomes from the trial were similar to those observed in prior trials. The trial results were presented at the American College of Cardiology Scientific Sessions in March 2013.

•
Oritavancin development. In 2012, we completed enrollment in our Phase 3 SOLO I clinical trial of oritavancin and in December 2012, we announced that in the SOLO I trial, oritavancin had met all protocol-specified primary and secondary efficacy endpoints and was shown to be non-inferior to vancomycin in the efficacy analyses for the early clinical evaluation (48-72 hour) endpoints required by the U.S. Food and Drug Administration and the later (7-14 days after end of treatment) endpoint required by the European Medicines Agency. The efficacy of oritavancin was similar in the overall population and in those patients with microbiologically confirmed methicillin-resistant Staphylococcus aureus (MRSA) infections. In addition, overall, safety profiles between oritavancin and vancomycin were similar.

•
Acute Care Generic Products. In January 2012, we entered into a license and supply agreement with APP Pharmaceuticals, LLC, or APP, in connection with the settlement of our Angiomax® (bivalirudin) patent litigations with APP. Under the license and supply agreement, APP granted to us a non-exclusive license under APP's marketing authorizations and intellectual property to sell the acute care generic products to hospitals and integrated delivery networks in the United States.

•
BRILINTA Co-promotion. In April 2012, we entered into a global collaboration agreement with AstraZeneca LP, or AstraZeneca, pursuant to which we and AstraZeneca agreed to collaborate globally to develop and commercialize certain acute ischemic heart disease compounds. The first activity agreed to under the global collaboration is a four year co-promotion arrangement for BRILINTA® (ticagrelor) in the United States, which commenced in May 2012.

•
Recothrom. In December 2012, we entered into a master transaction agreement with Bristol-Myers Squibb Company, or BMS, pursuant to which we acquired the right to sell, distribute and market Recothrom® Thrombin, topical (Recombinant) on a global basis for a two-year period, which we refer to as the collaboration term, and certain limited assets exclusively related to Recothrom, primarily the biologics license application for Recothrom and certain related regulatory assets. BMS also granted to us, under the master transaction agreement, an option to purchase from BMS and its affiliates, following the expiration or earlier termination of the collaboration term, certain other assets, including certain patent and trademark rights, contracts, inventory, equipment and related books and records, held by BMS which are exclusively related to Recothrom. In February 2013, our collaboration arrangement with BMS became effective pursuant to the master transaction agreement.

•
Incline Therapeutics. In December 2012, we entered into an agreement for the acquisition of Incline Therapeutics, Inc., or Incline, a company focused on the development of IONSYSTM (fentanyl iontophoretic transdermal system), a compact, disposable, needleless patient-controlled system for the short-term management of acute postoperative pain in the hospital setting. In January 2013, we completed the acquisition of Incline.

Program Highlights:

•
Performance Focus.   We have designed our executive compensation program to have substantial elements that are performance-based. Our cash bonus plan is tied to corporate strategic and financial goals, as well as individual performance. The plan is broad-based and applies to all employees and executives.

•
Long-Term Equity Incentives.   Every year we grant equity awards broadly among our employee population to encourage an ownership culture and align management and our employees with our stockholders' interests. We use a mix of stock options and restricted stock. Our equity awards have multi-year vesting periods designed to encourage our employees and executives to focus on the long-term performance of our stock price. Our options generally vest over four years and our restricted stock generally vests on the fourth anniversary of the date of grant.

•
Pay Practices.   We do not use many common pay practices often considered to be unfriendly to stockholders. For example, we limit the perquisites that we make available to our named executive officers, who, generally, are not entitled to any benefits that are not otherwise available to all of our employees. We do not have excess parachute payment tax gross-up provisions in any executive compensation arrangements, including our arrangements with our chief executive officer. Our executive officers may receive a maximum of 150% of target for payouts under our cash bonus plan.

•
Risk Assessment.   Our compensation committee has reviewed our incentive compensation programs and discussed the concept of risk as it relates to our compensation program. We believe that the key features of our programs reflect sound risk management practices and that we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk taking.

•	Compensation Governance. Our insider trading policy expressly bars ownership of financial instruments or participation in investment strategies that hedge the economic risk of owning our stock.
The compensation committee of our board of directors oversees our executive compensation program. In this role, the compensation committee reviews and approves all compensation decisions relating to our senior executives, including our named executive officers. The compensation committee also reviews and approves annually salary, bonus and equity pools in the aggregate for employees below the senior executive level.
Consideration of 2012 Say-on-Pay Vote Results
In May 2012, our board reviewed the results of our 2012 “say-on-pay” vote in which 97% of the shares present or represented and voting on the matter were voted in favor of the advisory vote on our executive compensation program. After taking into consideration the strong support for our executive compensation program reflected in the say-on-pay vote results, the compensation committee decided to continue to apply the same philosophy, compensation objectives and governing principles as it has used in past years when making subsequent decisions or adopting subsequent policies regarding named executive officer compensation. Our stockholders will next have an opportunity to vote on the frequency of such advisory votes on our named executive officer compensation at our annual meeting of stockholders in 2017.
Objectives and Philosophy of Our Executive Compensation Program
The primary objectives of our compensation committee with respect to executive compensation are to:

•	attract, retain and motivate the best possible executive talent;

•	ensure that executive compensation is aligned with our corporate strategies and business objectives;

•	promote the achievement of key strategic and financial performance measures by linking cash and equity incentives to the achievement of measurable corporate and individual performance goals; and

•	align executives' incentives with the creation of long-term stockholder value.
To achieve these objectives, the compensation committee evaluates our executive compensation program with the goal of setting compensation at levels the committee believes are competitive with those of other companies in our industry and our region that compete with us for executive talent. Our executive compensation program consists of a base salary, an annual cash incentive and a long-term equity compensation component, such as stock options and restricted stock grants that vest over time. Base salaries are intended to establish the minimum or base-line competitive compensation level that sits beneath the variable compensation components. Through our cash bonus program, our executive compensation program ties a substantial portion of each executive's overall compensation to key strategic goals, such as clinical trial progress and business development transactions, and our financial and operational performance as measured by metrics such as net revenue growth rate, profitability, level of operating expenses and increased market presence. Integrating these goals into our cash incentive program allows us to promote specific initiatives by directly linking success in these targeted goals with individuals' awards. In addition, we believe that the long-term compensation component of our executive compensation program helps to retain our executives and aligns their interests with those of our stockholders by allowing them to participate in the longer term success of our company as reflected in stock price appreciation.

The compensation committee retains the consulting firm Radford, an AON Hewitt company, to advise the committee in connection with the committee's determination of the appropriate peer group of companies against which it should compare its compensation practices, and the evaluation of base salaries, percentage bonus targets and equity awards for our named executive officers. As part of this process, during the compensation committee's review of executive compensation, Radford provided the compensation committee with tally sheets presenting each component of compensation received for reference in considering the total compensation package of each named executive officer. The compensation committee also consults with our chief executive officer and our chief financial officer in determining compensation packages of our other named executive officers. However, neither our chief executive officer nor our chief financial officer is present when committee decisions are made regarding such officer's individual compensation.
As part of its engagement, Radford identifies a peer group of publicly traded companies that it believes have business life cycles, revenues, market capitalizations, products, research and development investment levels, and number and capabilities of employees that are roughly comparable to ours and against which it believes we compete for executive talent. In particular, the peer group selection criteria used by Radford consisted of biotech and pharmaceutical companies that most closely met the following criteria:

•	sell commercial prescription drugs;

•	complexity, defined by revenue, targeted from approximately 1/3x to approximately 3x of our projected revenue at the time of the committee's evaluation; and

•	market capitalization targeted from approximately 1/3x to approximately 3x of our market value at the time of the committee's evaluation.
In addition, when selecting the 2012 peer group, the compensation committee considered employee headcount as a peer group selection criterion, targeting biotech and pharmaceutical companies from approximately 1/3x to 3x our projected fiscal year 2011 headcount.
The compensation committee, in conjunction with senior management, reviews the peer group presented by Radford to determine whether any adjustments to the composition of the group are needed, including evaluating historical and potential peer companies that fall outside one of the key selection criteria, but are otherwise aligned with the selection criteria. As a result, our peer group may change from year-to-year. After the final determination of the peer group by the committee, Radford analyzes the executive compensation programs of these companies, together with Radford’s Global Life Sciences Survey and the SIRS Executive Compensation Survey, and provides the committee with executive compensation data. We refer to the blend of the peer group data and the Radford survey data for each year as the market compensation data.
Radford provided the committee with survey data from the companies included below as the 2012 peer group. In September 2012, the compensation committee, working with Radford and our senior management, adjusted the composition of the peer group by removing two companies that no longer fit our peer group profile. Specifically, the committee removed Alexion Pharmaceuticals, Inc. and Techne Corporation because they no longer matched the selection criteria for our peer group. We refer to the companies that remain in the peer group as the 2013 peer group. The 2012 and 2013 peer groups are listed below.

2012 Peer Group	2013 Peer Group
• Acorda Therapeutics, Inc.	• Acorda Therapeutics, Inc.
• Alexion Pharmaceuticals, Inc.*	• Alkermes, Inc.
• Alkermes, Inc.	• Amylin Pharmaceuticals, Inc.**
• Amylin Pharmaceuticals, Inc.**	• Auxilium Pharmaceuticals, Inc.
• Auxilium Pharmaceuticals, Inc.	• BioMarin Pharmaceuticals Inc.
• BioMarin Pharmaceuticals Inc.	• Cubist Pharmaceuticals, Inc.
• Cubist Pharmaceuticals, Inc.	• Emergent BioSolutions, Inc.
• Emergent BioSolutions, Inc.	• Human Genome Sciences, Inc.**
• Human Genome Sciences, Inc.**	• Incyte Corporation
• Incyte Corporation	• Jazz Pharmaceuticals plc
• Jazz Pharmaceuticals plc	• Medicis Pharmaceuticals Corporation**
• Medicis Pharmaceuticals Corporation**	• Nektar Therapeutics
• Nektar Therapeutics	• Onyx Pharmaceuticals
• Onyx Pharmaceuticals	• Regeneron Pharmaceuticals Inc.
• Regeneron Pharmaceuticals Inc.	• Salix Pharmaceuticals, Inc.
• Salix Pharmaceuticals, Inc.	• Seattle Genetics, Inc.
• Seattle Genetics, Inc.	• United Therapeutics Corporation
• Techne Corporation*	• ViroPharma Incorporated
• United Therapeutics Corporation
• ViroPharma Incorporated

*	Indicates a company removed from the peer group

**
Amylin, Human Genome Sciences and Medicis were parties to acquisitions in 2012. Relevant compensation data was used by the committee for determining equity awards for 2012 performance and the committee will evaluate the companies’ inclusion in the peer group going forward.

We compete with many other companies for executive personnel. Accordingly, the compensation committee generally targets base salary and target total cash compensation, including base salary and target bonus, for executives at the 50th percentile of compensation paid to similarly situated executives based on the market compensation data. In order to underscore the value of ownership of equity compensation as a component of our overall compensation, the compensation committee generally targets equity compensation for executives at the 75th percentile of equity compensation paid to similarly situated executives based on the market compensation data. The committee may vary these general targets with respect to executives based on the job responsibilities, experience and performance levels of the individuals and overall company performance.
Components of our Executive Compensation Program
The primary elements of our executive compensation program are:
•base salary;
•annual cash bonus;
•stock option and restricted stock awards;
•health and life insurance, and other employee benefits; and
•severance and change-of-control benefits.
We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the compensation committee, after reviewing information provided by Radford, determines what it believes to be the appropriate level and mix of the various compensation components within the targeted percentiles for overall cash and equity compensation.
Base Salary
The committee uses base salary to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. Base salaries of our named executive officers are reviewed at least annually by the compensation committee. The committee, after consulting with Radford and certain members of our senior management, determines a baseline merit increase percentage for all employees. This baseline percentage is then adjusted for each named executive officer during the committee's review of such named executive officer's salary based on the executive's success in meeting or exceeding individual performance objectives, promoting our core values and demonstrating leadership abilities. In addition, adjustments are considered from time-to-time to realign salaries with market levels competitive with the 50th percentile of base salaries offered for positions comparable to those held by our named executive officers, as adjusted to reflect individual responsibilities, performance and experience, based on the market compensation data. The compensation committee will also adjust base salaries as warranted throughout the year for promotions, changes in market compensation that it may become aware of or other changes in the scope or breadth of an executive's role or responsibilities. For 2012, the committee established the baseline merit increase percentage at 3%.
In establishing base salaries for 2012, the compensation committee considered the 2012 market compensation data of base salaries, the level of each executive's responsibility and each executive's past performance and experience. The compensation committee surveyed the data provided by Radford, the independent compensation consultant retained by the compensation committee and aimed to provide a base salary for each executive generally comparable to the base salary of executives in the 50th percentile of 2012 market compensation data. The committee also considered the executive's responsibilities at the company, experience and performance in 2011.
The following table presents each named executive officer's 2011 and 2012 base salary, the percentage increase in base salary from 2011 to 2012 and each named executive officer's 2012 base salary variance from the 50th percentile of the 2012 market compensation data:

Named Executive Officer	2011 Salary	2012 Salary	Percent Increase from 2011 to 2012	2012 Salary Variance from the 50th Percentile of 2012 Market Compensation Data
Clive A. Meanwell Chief Executive Officer	$723,060	$748,370	3.5%	-2%
Glenn P. Sblendorio President and Chief Financial Officer	$501,280	$547,400	4%	+17%(1)
Paul M. Antinori Senior Vice President and General Counsel	$400,440	$414,460	3.5%	+1%
William B. O'Connor Senior Vice President, Chief Accounting Officer	$307,260	$318,010	3.5%	+26%(2)
Leslie C. Rohrbacker Former Vice President, Chief Human Strategy Officer	$309,000	$309,000	(3)	—

(1)
Reflects benchmarking against a chief financial officer and executive vice president position. In February 2012, when the compensation committee was establishing Mr. Sblendorio's base salary, the committee also approved, and took into consideration, a promotion to president and chief financial officer. Mr. Sblendorio's 2012 base salary reflects this promotion and a 15% premium to the market compensation data for the chief financial officer position that was awarded to Mr. Sblendorio in consideration of his additional business development and operating responsibilities.

(2)
Reflects a 15% premium to the market compensation data for the chief accounting officer position that was awarded to Mr. O'Connor in consideration of his additional responsibilities in the areas of global information technology and facilities.

(3)
In connection with Ms. Rohrbacker’s paid leave of absence, which commenced December 2011, a special committee of our board determined that Ms. Rohrbacker’s compensation would be delayed until resolution of her leave of absence. Effective April 16, 2012, Ms. Rohrbacker resigned from the company.

In establishing Dr. Meanwell's 2012 base salary, the compensation committee recognized Dr. Meanwell's leadership in the planning, oversight and direction of our competitive, human and financial strategy in 2011. In particular, the committee recognized our overall operating performance, including the increased net revenue growth rate of Angiomax and our balance sheet cash position, the progression of our product portfolio, in particular our Phase 3 clinical trials for our product candidates cangrelor and oritavancin, and our improved communication with our institutional investors. As a result, the committee established Dr. Meanwell’s annual base salary for 2012 at $748,370, which represented a 3.5% increase for merit reasons.
In establishing Mr. Sblendorio's 2012 base salary, the compensation committee recognized Mr. Sblendorio's contributions in the planning, oversight and direction of our competitive, human and financial strategy in 2011. In particular, the compensation committee recognized Mr. Sblendorio for his leading of strategic projects, including the Angiomax patents litigations and settlements and our manufacturing and logistics initiatives, evaluating many business development projects, his effective management of resources and his work with Dr. Meanwell to improve our relationships with institutional investors. As a result, the committee established Mr. Sblendorio's annual base salary for 2012 at $547,400, which reflected a 4% increase for merit reasons and a 5% increase in connection with his promotion to president and chief financial officer in February 2012.
The compensation committee noted Mr. Antinori's efforts in 2011 related to the Angiomax patents matters and our expansion initiatives in Russia, as well as management of our ongoing legal affairs. As a result, the committee established his annual base salary for 2012 at $414,460, which represented a 3.5% increase for merit reasons.
The compensation committee recognized Mr. O'Connor's contributions in 2011 in improving our financial reporting systems and management of the finance and information technology departments. The compensation committee also believed that Mr. O'Connor played an important role in a variety of strategic projects, including managing our 340B pricing program and reducing our expenses. As a result, the committee established Mr. O'Connor's annual base salary for 2012 at $318,010, which represented a 3.5% increase for merit reasons.
In connection with Ms. Rohrbacker’s paid leave of absence, which commenced December 2011, a special committee of our board determined that Ms. Rohrbacker’s compensation, including any adjustment to her base salary, would be delayed until resolution of her leave of absence. Effective April 16, 2012, Ms. Rohrbacker resigned from the company.
Annual Cash Bonus Plan
We have an annual cash bonus plan that covers all of our employees, including our named executive officers. The annual cash bonus plan is intended to motivate our named executive officers to work toward the achievement of company strategic, operational and financial goals and individual performance objectives, and to reward our named executive officers when their efforts result in success for us. Bonus targets under the annual cash bonus plan are calculated as a percentage of the applicable named executive officer's base salary, with target percentiles corresponding to the position of the executive at the company. In February 2012, the committee evaluated the bonus target percentages for our named executive officers and determined to leave them at 2011 levels. For 2012, the bonus target percentage for Dr. Meanwell was 85% of his base salary, Mr. Sblendorio's bonus target percentage was 65% of his base salary and each of Messrs. Antinori and O'Connor and Ms. Rohrbacker were at 40% of their respective base salaries
The compensation committee approves corporate goals for each year and determines potential total bonus amounts based on both achievement of these goals and of individual performance goals. The corporate goals comprise 60% of the total cash bonus and the individual objectives comprise 40% of the total cash bonus, except for our chief executive officer, whose total bonus amount is based solely on the company's achievement of its corporate goals.
Corporate Goals
The corporate goals adopted by the compensation committee generally conform to the financial metrics contained in the internal business plan adopted by the board of directors relating to revenue, operating profit per employee and operating expenses, as well as to certain operational goals. The compensation committee works with the chief executive officer to develop corporate goals that they believe are challenging but can be reasonably achieved over the next year.
In February 2012, the compensation committee approved the corporate goals for 2012, including the weighting for each corporate goal. The corporate goals were collectively allocated a corporate goal value of 100 points, with the corporate goal award value for the “financial goals” collectively representing 45 points, the “competitive goals” collectively representing 35 points, the “human goals” collectively representing 10 points, a “quality goal” representing 5 points and a "communication" goal representing 5 points.

Under the plan, if we achieve the target performance level of each corporate goal, then the corporate goal award values credited would equal 100 out of a total target of 100 and the company bonus factor would be 100% of the 60% weighting toward the total bonus amount. If the total corporate goal award values credited equal 75 out of the target of 100 because we did not achieve certain of our targets, then the company bonus factor would be 75% of the 60% weighting toward the total bonus amount, and if the corporate goal award values credited equal 125 out of a target of 100 because we exceed certain of our targets, then the company bonus factor would be 125% of the 60% weighting toward the total bonus amount.
In setting the company bonus factor, the committee retains the discretion to give more or less credit for corporate goals and to give credit for our overall annual performance and our achievement of additional accomplishments during the fiscal year that were not contemplated by the approved corporate goals. In such event, the corporate goal award values for a specific goal may be adjusted and award values for additional achievements may be added to the total possible corporate goal award values. The company bonus factor may reflect the discretion of the committee. For example, when reviewing our performance for 2012, the committee capped the award value for each corporate goal at 150%.
Individual Objectives
Individual objectives are tied to the particular area of expertise of the named executive officer and his or her performance in attaining those objectives. Achievement of these objectives is measured relative to external forces, internal resources utilized and overall individual effort. Except with respect to our chief executive officer, individual objectives are based on a variety of factors, including the achievement of corporate goals. The individual performance objectives are determined by the executive officer to whom the named executive officer reports. In the case of our chief executive officer, our corporate goals serve as his individual objectives. For each individual objective, the named executive officers must accomplish at least 80% of such objective for that officer to receive credit for the achievement of that objective. The compensation committee reviews the individual objectives which the officer has been deemed to have achieved and the officer's performance beyond the objectives and, based on a subjective, qualitative analysis of the achieved objectives, the individual's efforts, the overall impact of such officer's performance on the performance of the company and such other relevant factors as the committee may determine, the committee determines an individual performance rating for the officer which ranges from 0% to 150% of the officer's individual target award.
Bonus Determinations
In February 2013, the compensation committee evaluated our 2012 actual performance against our 2012 corporate goals that were approved by the committee. The following table includes our 2012 corporate goals, the weighting for each goal set by the committee and the results percentage as determined by the committee and the resulting award value:

Corporate Goal	Weight	Result	Award Value
Financial	45%
Net Revenue - worldwide net revenue growth at or above 10% relative to 2011	20%	Exceeded (150%)—we achieved a 15.2% net revenue growth rate for our products in 2012 relative to 2011	30
Net Operating Profit - net operating profit growth at or above 18% relative to 2011	15%	Exceeded (150%)—we achieved a 57.9% net operating profit growth rate for our products in 2012 relative to 2011	22.5
Operating Expenses - achieve goal with operating expenses within 3% of budget	5%	Did not meet (0%)—our operating expenses were within 9.9% of budget	0
New Business Ventures - create at least $50 million of financial value from transactions that add assets to our product portfolio and/or improve cash flow	5%	Met (100%)—we created greater than $50 million of financial value from transactions in 2012	5
Competitive	35%
Phase 3 Clinical Trials - achieve significant Phase 3 product progression	15%	Exceeded (150%)—our CHAMPION-PHOENIX Phase 3 clinical trial for cangrelor and our SOLO-1 Phase 3 clinical trial for oritavancin completed enrollment of patients ahead of schedule	22.5
Phase 1-2 Clinical Trials - achieve significant Phase 1-2 product progression	10%	Met (100%)—we completed a Phase 2a clinical trial and commenced a Phase2b clinical trial of MDCO-2010 in 2012 and progressed manufacturing development work in preparation for the commencement of a Phase 1 study of MDCO-216, which we commenced in the first quarter of 2013	10
Market Reach - increase our global market reach	10%	Met (100%)—we increased our global reach in 2012 relative to 2011	10
Human	10%
Employee Engagement - improve employee engagement metrics by 5% relative to 2011	5%	Exceeded (150%)—we improved employee engagement metrics by 7.7% in 2012 relative to 2011	7.5
Operating Profit - growth of operating profit per employee of at least 13% relative to 2011	5%	Exceeded (150%)—we achieved an operating profit per employee growth rate of 55.3% in 2012	7.5
Quality	5%
Policies and Compliance - to revise and adopt compliance policies and procedures across the organization and have no significant compliance issues in 2012	5%	Met (100%)—we did not have compliance issues in 2012, and we created and revised policies and procedures in 2012, as necessary	5
Communication	5%
Communication Plan - to execute the company's communication action plan fully	5%	Met (100%)—we executed on our internal communication plan in 2012	5
Total	100%		125

For the 2012 annual cash bonuses, the compensation committee calculated the bonuses for our named executive officers, except for our chief executive officer, by multiplying 60% of the dollar amount of each such officer's bonus target by the company bonus factor to derive the corporate portion of the officer's bonus. The individual component of the bonus was calculated by multiplying 40% of the dollar amount of each such officer's bonus target by such officer's individual performance rating, and the resulting dollar amount was added to the dollar amount allocated to the corporate goals. See the note to the table below for an example of the calculation.
Dr. Meanwell's 2012 salary was $748,370 and his bonus target was 85% of his salary, or $636,115. The compensation committee recognized Dr. Meanwell's leadership related to the planning, oversight and direction of our competitive, human and financial strategy in 2012. In particular, the committee recognized our overall operating performance, including our increased net revenue growth rate of Angiomax, the progression of our product portfolio, in particular our

Phase 3 product candidates cangrelor and oritavancin, and our improved communication with our institutional investors. Overall, the compensation committee determined that Dr. Meanwell "often exceeded" performance expectations in 2012. Dr. Meanwell's bonus is tied to the company's performance against our corporate goals, so the compensation committee awarded Dr. Meanwell a bonus of $795,143, which equaled 125% of his 2012 bonus target.
Mr. Sblendorio's 2012 salary was $547,400 and his bonus target was 65% of his salary, or $355,810. Following a discussion with Dr. Meanwell, the compensation committee recognized Mr. Sblendorio's contributions to the planning, oversight and direction of our competitive, human and financial strategy in 2012. In particular, the compensation committee recognized Mr. Sblendorio for his leading of strategic projects, including the Angiomax patents litigations and settlements and our manufacturing and logistics initiatives, leading business development projects, including the Recothrom and Incline transactions and our convertible note offering in June 2012, his effective management of resources and his work with Dr. Meanwell to improve our relationships with institutional investors. Overall, the compensation committee determined that Mr. Sblendorio "often exceeded" performance expectations on his individual performance goals and gave him an individual performance rating of 150%. The compensation committee awarded Mr. Sblendorio a bonus of $480,343. Mr. Sblendorio's bonus payment equaled 135% of his bonus target.
Mr. Antinori's 2012 salary was $414,460 and his bonus target was 40% of his salary, or $165,784. Following a discussion with Dr. Meanwell, the compensation committee recognized Mr. Antinori's efforts related to the litigations related to certain Angiomax patents and settlements and business development projects, including the Recothrom transaction, as well as management of our ongoing legal affairs. Overall, the compensation committee determined that Mr. Antinori "sometimes exceeded" performance expectations on his individual performance goals and gave him an individual performance rating of 115%. The compensation committee awarded Mr. Antinori a bonus of $203,018, which equaled 122% of his bonus target.
Mr. O'Connor's 2012 salary was $318,010 and his bonus target was 40% of his salary, or $127,204. Following a discussion with Dr. Meanwell, the compensation committee recognized Mr. O'Connor's contributions in improving our financial reporting systems and management of the finance and information technology departments. The compensation committee also believed that Mr. O'Connor played an important role in a variety of strategic projects, including managing our 340B pricing program, reducing our expenses and our convertible note offering in June 2012, business development projects, including the Recothrom transaction, and in investor relations matters. Overall, the compensation committee determined that Mr. O'Connor "often exceeded" performance expectations on his individual performance goals and gave him an individual performance rating of 140%. The compensation committee awarded Mr. O'Connor a bonus payment of $169,257. Mr. O'Connor's bonus payment equaled 133% of his bonus target.
Ms. Rohrbacker resigned from the company effective April 16, 2012 and, therefore, was not eligible to receive a bonus for 2012. Ms. Rohrbacker received severance payments after her employment with us terminated in April 2012. See "—Potential Payments Upon Termination or Change of Control" below.
The 2012 salaries, 2012 bonus target percentages and amounts and the actual bonus payments for our named executive officers are as follows:

Named Executive Officer	2012 Salary	2012 Bonus Target Percentage	2012 Bonus Target	2012 Annual Cash Bonus Payments(1)
Clive A. Meanwell Chief Executive Officer	$748,370	85%	$636,115	$795,143
Glenn P. Sblendorio President and Chief Financial Officer	$547,400	65%	$355,810	$480,343
Paul M. Antinori Senior Vice President and General Counsel	$414,460	40%	$165,784	$203,019
William B. O'Connor Senior Vice President, Chief Accounting Officer	$318,010	40%	$127,204	$169,257
Leslie C. Rohrbacker Former Vice President, Chief Human Strategy Officer	$309,000	40%	$123,600	(2)

(1)
This column represents the actual cash bonus payment made to the named executive officer. Such amount is based on the company bonus factor and the individual performance rating of the named executive officer, calculated as described above. For example, Mr. Sblendorio's bonus target of $355,810 was allocated $213,486 for corporate goals (60%) and $142,324 for individual goals (40%). The dollar amount allocated to corporate goals, $213,486, was multiplied by the corporate bonus factor for Mr. Sblendorio (125%), resulting in $266,857 for the corporate performance portion of his bonus. The dollar amount allocated to individual performance goals, $142,324, was multiplied by his individual performance rating of 150% and the result, $213,486, was added to the dollar amount allocated to the corporate targets, $266,857. Dr. Meanwell's corporate goals are the same as his individual goals.

(2)
Ms. Rohrbacker resigned from the company effective April 16, 2012 and, therefore, was not eligible to receive a bonus for 2012. Ms. Rohrbacker received severance payments after her employment with us terminated in April 2012. See "—Potential Payments Upon Termination or Change of Control" below.

Stock Option and Restricted Stock Awards

Our equity award program is the primary vehicle for offering long-term incentives to our executives, including our named executive officers. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our named executive officers and our stockholders. Equity grants are intended as both a reward for contributing to the long-term success of our company and an incentive for future performance. The vesting feature of our equity grants is intended to further our goal of executive retention by providing an incentive to our named executive officers to remain in our employ during the vesting period. In determining the size of equity grants to our executives, our compensation committee considers comparable equity awards received by executives in our peer group, our company-level performance, the applicable executive's performance, the amount of equity previously awarded to the executive, the vesting schedule of such previous awards and the recommendations of management and consultants to the compensation committee.
The compensation committee typically makes annual equity grants, and, if there are new executives, initial stock option awards, as part of our overall compensation program. The compensation committee reviews all components of the executive's compensation when determining annual equity awards to ensure that an executive's total compensation conforms to our overall philosophy and objectives. The compensation committee also has an equity compensation policy for the use of stock options and restricted stock awards. All of the equity grants to our named executive officers are approved by the compensation committee.
Equity awards to our named executive officers are typically granted annually in conjunction with the review of their individual performance. This review typically occurs at the regularly scheduled meeting of the compensation committee held in the first quarter of each year. This allows the compensation committee to receive audited financial statements of the previous year prior to making award determinations. Therefore, annual cash bonuses and equity awards relating to performance during 2011 for all of our employees, including our named executive officers, were granted in February 2012, to be effective as of March 1, 2012, and annual cash bonuses and equity awards relating to performance during 2012 for all of our employees, including our named executive officers, were granted in February 2013, to be effective as of March 1, 2013. We historically have timed annual stock option and restricted stock grants to named executive officers so that such grants occur three trading days after the release of our financial results for the previous fiscal year. Commencing in 2013, we established March 1 of each year as the grant date of our annual stock option and restricted stock grants to named executive officers. We do not have any equity ownership guidelines for our named executive officers or a required holding period for shares of company stock obtained from the exercise of an option or vesting of restricted stock.
In general, initial option grants to new named executive officers vest over 48 months with 25% of the option vesting 12 months after the named executive officer's start date and the remainder of the option vesting in 36 equal monthly installments. None of our named executive officers were new in 2012 or 2013. Our annual grants to named executive officers generally vest in 48 equal monthly installments commencing one month after the date of the grant. Vesting and exercise rights cease 90 days after termination of employment except in the case of death or disability. Restricted shares vest in annual increments of 25% over a period of four years, commencing on the first anniversary of the date of grant.

In February 2012, based on discussions with Radford, the committee decided to grant a mix of 40% options and 60% restricted stock to the named executive officers (other than Ms. Rohrbacker) for their respective performances in 2011. The compensation committee considered an amount of equity compensation that would be comparable to that of the 75th percentile of the 2012 market compensation data. In determining these equity awards, the compensation committee analyzed this data comparing the value of the options granted by companies represented in the 2012 market compensation data and the size of the equity grants as a percentage of the overall ownership of those companies. When considering awards, the compensation committee valued a share of restricted stock at 2.5 times the value of a share underlying a stock option. In determining the equity awards for the named executive officers, the committee also considered each named executive officer's individual performance. In making its grant decisions in February 2012, the committee also considered share availability constraints with respect to our 2004 plan.
Our equity awards for 2011 were granted on February 24, 2012, which was three trading days after the release of our 2011 financial results. In February 2012, the compensation committee approved the following equity awards to our named executive officers:

Named Executive Officer	Number of Shares Underlying Options	Number of Shares of Restricted Stock
Clive A. Meanwell	150,000	93,750
Glenn P. Sblendorio	68,000	42,500
Paul M. Antinori	20,000	12,500
William B. O'Connor	20,000	12,500
Leslie C. Rohrbacker	—	—
In February 2013, based on discussions with Radford, the committee decided to grant a mix of 30% options and 70% restricted stock to the named executive officers (other than Ms. Rohrbacker) for their respective performances in 2012. The compensation committee considered an amount of equity compensation that would be comparable to that of the 75th percentile of the 2013 market compensation data. In determining these equity awards, the compensation committee analyzed this data comparing the value of the options granted by companies represented in the 2013 market compensation data and the size of the equity grants as a percentage of the overall ownership of those companies. In determining the equity awards for the named executive officers, the committee also considered each named executive officer's individual performance. In making its grant decisions in February 2013, the committee also considered share availability constraints with respect to our 2004 plan.
In February 2013, the compensation committee approved the following equity awards to our named executive officers for 2012, to be effective as of March 1, 2013:

Named Executive Officer	Number of Shares Underlying Options	Number of Shares of Restricted Stock
Clive A. Meanwell	64,568	65,354
Glenn P. Sblendorio	36,896	37,345
Paul M. Antinori	8,235	8,335
William B. O'Connor	10,761	10,892
Leslie C. Rohrbacker	—	—

Because the equity awards made to our named executive officers relating to their respective individual performances in 2012 were granted in 2013, these awards have not been included in the compensation tables for 2012 below.
Benefits and Other Compensation
We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Named executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. We make matching contributions of 50% of an employee's contributions under our 401(k) plan up to a maximum of 6% of an employee's eligible earnings.
Special Bonuses
On February 21, 2012, our compensation committee recommended, and our board approved, special cash bonuses for Clive Meanwell, Glenn Sblendorio and Paul Antinori in recognition of their extraordinary efforts and significant accomplishments related to the Angiomax patent term extension matter. The special cash bonuses were awarded in the following amounts: Dr. Meanwell - $950,000; Mr. Sblendorio - $100,000; and Mr. Antinori - $500,000. The special cash bonus awards were paid upon our receipt of a certificate of extension from the U.S. Patent and Trademark Office that extended the term of U.S. Patent No. 5,196,404, the principal U.S. patent covering Angiomax, to December 15, 2014. We received the certificate of extension on March 5, 2012.

In December 2012, Paul Antinori and William O'Connor were awarded special cash bonuses for their work on the Recothrom transaction. Mr. Antinori received a special cash bonus of $25,000 and Mr. O'Connor received a special cash bonus of $7,500.
In addition, in particular circumstances we award cash signing bonuses, which we refer to as signing bonuses, when executives first join us. Such signing bonuses typically must be repaid in full if the executive voluntarily terminates employment with us prior to the first anniversary of the date of hire. Whether a signing bonus is paid and the amount of the bonus is determined on a case-by-case basis under the specific hiring circumstances. For example, we will consider paying signing bonuses to compensate for amounts forfeited by an executive upon terminating prior employment, to assist with relocation expenses or to create additional incentive for an executive to join our company in a position where there is high market demand. For 2012, no named executive officer was eligible for a cash signing bonus.
Perquisites
We limit the perquisites that we make available to our named executive officers. Our named executive officers are not entitled to any benefits that are not otherwise available to all of our employees. For example, we do not provide pension arrangements, post-retirement health coverage or similar benefits to our named executive officers or our employees. Similarly, our health and insurance plans are the same for all employees.
From April 2, 2012 to May 24, 2012, we paid for Glenn Sblendorio to attend an Advanced Management Program at the Harvard Business School. Mr. Sblendorio's tuition and expenses for the program totaled $67,791.
Severance and Change-of-Control Benefits
Pursuant to severance agreements we have entered into with certain executive officers, including our named executive officers, and the provisions of our 1998 stock incentive plan, our 2004 plan and, if approved, our 2013 plan, our executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change of control of our company. As described further below, Ms. Rohrbacker received the severance payments set forth below in connection with the termination of her employment with us. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption "—Potential Payments Upon Termination or Change of Control" below.
We believe providing these benefits help us compete for executive talent. We believe that our severance and change of control benefits are generally comparable to severance packages offered to executives by the companies in our peer groups.
Our practice in the case of change-of-control benefits has been to structure these as "double trigger" benefits. In other words, the change of control does not itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated by us or our successor without "cause" or by the executive for "good reason", as each is defined in the severance agreements, during a one-year period after the change of control. We believe a "double trigger"

maximizes stockholder value because it avoids an unintended windfall to executives in the event of a friendly change of control, while still providing executives appropriate incentives to cooperate in negotiating any potential change of control in which they believe they may lose their jobs.
Tax and Accounting Considerations
The Internal Revenue Service, pursuant to Section 162(m) of the Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and to each other officer (other than our chief executive officer and our chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act, by reason of being among the three most highly paid executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.
In addition, in determining the size and type of equity awards, the compensation committee also considered the potential impact of FASB ASC Topic 718 to determine the effect of awards.

Compensation Committee Report
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.
By the Compensation Committee of the Board of Directors
Elizabeth H.S. Wyatt (Chair)
William W. Crouse
Armin M. Kessler
Robert G. Savage

Our Current Executive Officers
Below is information about each of our executive officers other than Clive Meanwell, our chief executive officer, and Glenn Sblendorio, our president and chief financial officer (whose respective biographies are listed with other members of our board of directors under the caption "Proposal One: Election of Class 1 Directors"). The information below includes each officer's age as of April 1, 2013, his position with us, the length of time he has held each position and his business experience for at least the past five years and his education. Our board of directors elects our officers annually, and officers serve until they resign or we or the board terminate their position. There are no family relationships among any of our directors, nominees for director and executive officers.
PAUL M. ANTINORI
Age: 59
Paul M. Antinori has been our general counsel since May 2002 and a senior vice president since September 2006. He also served as vice president from August 2004 to August 2006. From March 1998 to April 2002, Mr. Antinori was general counsel and a consultant to Physician Computer Network, Inc., a healthcare information technology company. Prior to March 1998, Mr. Antinori was a partner at the law firm of Gibbons, Del Deo, Dolan, Griffinger & Vecchione in Newark, New Jersey. Mr. Antinori received his B.A. from Boston College and his J.D. from the University of Virginia School of Law.
WILLIAM B. O'CONNOR
Age: 54
William B. O'Connor has been our chief accounting officer since March 2008 and a senior vice president since February 2013. He joined us in April 2006 as our vice president, finance and controller. From April 2000 to February 2006, he was the vice president of finance for Eyetech Pharmaceuticals, Inc. From 1996 to April 2000, Mr. O'Connor worked for Trophix Pharmaceuticals, Inc., a biotech company that specialized in pain medications. Mr. O'Connor is a certified public accountant and received a B.S. in accounting from Fairleigh Dickinson University.

Compensation of Our Executive Officers
The tables below present information about the compensation of the specified executive officers for the year ended December 31, 2012.

Summary Compensation
The following table presents summary information for the year ended December 31, 2012 and the previous two fiscal years for our chief executive officer, our chief financial officer and three other most highly compensated executive officers for the year ended December 31, 2012. We refer to these five individuals collectively as our "named executive officers."

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compens-ation ($)(3)	All Other Compensation ($)(4)		Total ($)
Clive A. Meanwell Chairman and Chief Executive Officer	2012	$748,370	$950,000	(5)	$2,066,250	$1,391,671	$795,143	$3,214		$5,954,648
	2011	$723,060	$676,062		$837,600	$1,840,050		$1,794		$4,078,566
	2010	$702,000	$920,217	(6)	$546,199	$312,958		$1,794		$2,483,168

Glenn P. Sblendorio President and Chief Financial Officer	2012	$547,500	$100,000	(5)	$936,700	$630,891	$480,344	$71,005	(7)	$2,766,440
	2011	$501,280	$410,549		$314,100	$690,019		$3,354		$1,919,302
	2010	$486,675	$294,439		$73,100	$106,487		$1,794		$962,495

Paul M. Antinori Senior Vice President and General Counsel	2012	$416,752	$525,000	(8)	$275,500	$185,556	$203,019	$3,074		$1,608,901
	2011	$400,440	$176,194		$46,539	$102,222		$3,354		$728,749
	2010	$392,585	$269,283	(9)	$130,496	$242,962		$3,354		$1,038,680

William B. O'Connor Senior Vice President, Chief Accounting Officer	2012	$320,302	$7,500	(10)	$275,500	$185,556	$169,257	$1,623		$959,738
	2011	$307,260	$140,111		$116,339	$255,560		$1,550		$820,820
	2010	$294,730	$140,292		$42,639	$62,118		$1,481		$541,260

Leslie C. Rohrbacker Former Vice President, Chief Human Strategy Officer (11)	2012	$91,313	—		$—	$—		$1,001,684		$1,092,997
	2011	$309,000	—		$116,339	$255,560		$679		$681,578

(1) These amounts represent special cash bonuses paid in 2012, special cash bonuses paid in 2010 and payouts as part of our annual cash bonus plan for 2011 and 2010 plan years.

(2)
These amounts represent the grant date fair value of equity-based awards granted by us during 2012, 2011 and 2010, determined in accordance with FASB ASC Topic 718. For a detailed discussion of our grant date fair value calculation methodology, including assumptions and estimates inherent therein, please see Note 2 to our notes to our consolidated financial statements in our Annual Report on Form 10-K filed on March 1, 2013.

(3)
These amounts represent the 2012 plan year payouts as part of our annual cash bonus plan. The 2012 non-equity incentive compensation plan is described under the "Compensation Discussion and Analysis" section of this proxy statement.

(4)	The dollar amount in the "All Other Compensation" column consists of life insurance premium payments made by us on behalf of the named executive officer for his or her benefit.

(5)
These amounts represent special cash bonuses paid in 2012 to Dr. Meanwell and Mr. Sblendorio in recognition of their extraordinary efforts and significant accomplishments related to the Angiomax patent term extension matter.

(6)
This amount includes a special cash bonus paid in December 2010 to Dr. Meanwell in the amount of $300,000 in recognition of his extraordinary efforts and significant accomplishments related to the Angiomax patent term extension matter.

(7)
This amount includes $67,791 paid on behalf of or reimbursed to Mr. Sblendorio for an executive education program at Harvard Business School that he attended beginning on April 2, 2012 through May 24, 2012.

(8)
This amount represents special cash bonuses paid to Mr. Antinori in the amounts of (i) $500,000 in recognition of his extraordinary efforts and significant accomplishments related to the Angiomax patent term extension matter and (ii) $25,000 for his work on the Recothrom transaction.

(9)
This amount includes a special cash bonus paid in September 2010 to Mr. Antinori in the amount of $100,000 in recognition of his extraordinary efforts and significant accomplishments related to the Angiomax patent term extension matter.

(10)	This amount represents a special cash bonus paid to Mr. O'Connor for his work on the Recothrom transaction.

(11)
Ms. Rohrbacker commenced a paid leave of absence on December 2011 and resigned from the company effective April 16, 2012. In connection with her leave of absence, a special committee of our board determined that payment, if any, of Ms. Rohrbacker’s 2011 bonus would be delayed until resolution of her leave of absence. In connection with her resignation from the company, we agreed that she would be entitled to receive severance payments in the amount of $976,032, less all applicable statutory tax withholdings and deductions, $12,942 for unused and accrued vacation time and $12,710 in reimbursement of COBRA health insurance premiums actually paid by Ms. Rohrbacker, which are included under "All Other Compensation". Ms. Rohrbacker's severance payments are further described under the caption "—Potential Payments Upon Termination or Change of Control" below.

Employment Arrangements
Clive A. Meanwell serves as our chief executive officer and president pursuant to the terms of an employment agreement dated September 5, 1996. This agreement renews automatically on a yearly basis unless either party provides written notice of non-renewal at least 90 days prior to the expiration of the then-current term. Pursuant to the terms of the agreement, Dr. Meanwell's annual compensation is determined by our board of directors. Pursuant to a noncompetition agreement, Dr. Meanwell has agreed not to compete with us during the term of his employment and for a period of one year after his termination. Dr. Meanwell is eligible to receive, at the discretion of our board of directors, an annual cash bonus targeted to be 85% of his annual base salary, subject to meeting company and personal performance goals.
Glenn P. Sblendorio serves as our president and chief financial officer pursuant to the terms of a letter agreement dated March 3, 2006. Mr. Sblendorio's employment is "at will" and his annual compensation is determined by our board of directors. Mr. Sblendorio is eligible to receive, at the discretion of our board of directors, an annual cash bonus targeted to be 65% of his annual base salary, subject to meeting company and personal performance goals. Pursuant to a noncompetition agreement, Mr. Sblendorio has agreed not to compete with us during the term of his employment and for a period of one year after his termination.
Paul M. Antinori serves as our senior vice president and general counsel. Mr. Antinori's employment is "at will" and his annual compensation is determined by our board of directors. Mr. Antinori is eligible to receive, at the discretion of our board of directors, an annual cash bonus targeted to be 40% of his annual base salary, subject to meeting company and personal performance goals. Pursuant to a noncompetition agreement, Mr. Antinori has agreed not to compete with us during the term of his employment and for a period of one year after his termination.
William B. O'Connor serves as our vice president, chief accounting officer. Mr. O'Connor's employment is "at will" and his annual compensation is determined by our board of directors. Effective February 2013, Mr. O'Connor is eligible to receive, at the discretion of our board of directors, an annual cash bonus targeted to be 50% of his annual base salary, subject to meeting company and personal performance goals. Prior to February 2013, Mr. O'Connor's bonus target was 40% of his annual base salary. Pursuant to a noncompetition agreement, Mr. O'Connor has agreed not to compete with us during the term of his employment and for a period of one year after his termination.
Leslie C. Rohrbacker served as our vice president, chief human strategy officer as an "at will" employee until her resignation, which was effective April 16, 2012.
We have also entered into severance agreements with our current named executive officers as described below.

Grant of Plan-Based Awards
The following table summarizes information regarding restricted stock awards and options granted to each of the named executive officers during the year ended December 31, 2012.
2012 Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards($/Sh)(1)	Grant Date Fair Value of Stock and Option Awards(2)
Clive A. Meanwell	2/28/2012			150,000	(3)	$22.04	$1,391,671
	2/28/2012	93,750	(4)			—	$2,066,250

Glenn P. Sblendorio	2/28/2012			68,000	(3)	$22.04	$630,891
	2/28/2012	42,500	(4)			—	$936,700

Paul M. Antinori	2/28/2012			20,000	(3)	$22.04	$185,556
	2/28/2012	12,500	(4)			—	$275,500

William B. O'Connor	2/28/2012			20,000	(3)	$22.04	$185,556
	2/28/2012	12,500	(4)			—	$275,500

Leslie C. Rohrbacker	—	—		—		—	—

(1)	The exercise price of each stock option award is equal to the closing price of our common stock on the grant date reported by The NASDAQ Global Select Market.

(2)	Grant date fair value computed in accordance with FASB ASC Topic 718.

(3)
The options vest in 48 equal monthly installments commencing one month after their grant date. The options are subject to accelerated vesting upon a termination without "cause" or a resignation for "good reason", as each is defined in our severance agreements. See "—Potential Payments Upon Termination or Change of Control."

(4)	The shares of restricted stock vest in annual increments of 25% over four years commencing on the first anniversary of the date of grant.

Outstanding Equity Awards at 2012 Fiscal Year-End
The following tables provide information on holdings of stock options and stock awards as of December 31, 2012 by our named executive officers. Each equity grant is shown separately for each named executive officer.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)
Clive A. Meanwell	125,000	(4)	—	—	$28.01	12/23/2013	—	—
	100,000	(4)	—	—	$28.02	12/14/2014	—	—
	150,000		—	—	$18.27	11/30/2015	—	—
	100,000		—	—	$28.60	2/16/2017	—	—
	200,920		—	—	$19.36	2/15/2018	—	—
	—		—	—	—	—	19,184	$459,840
	42,500		17,500	—	$7.31	2/19/2020	10,000	$239,700
	15,620	(5)	—	—	$13.54	12/7/2020	—	$—
	110,000		130,000	—	$17.45	2/18/2021	36,000	$862,920
	31,250		118,750	—	$22.04	2/24/2022	93,750	$2,247,188

Glenn P. Sblendorio	150,000	(6)	—	—	$20.11	3/3/2016	—	—
	40,000		—	—	$28.60	2/16/2017	—	—
	25,000		—	—	$17.04	7/12/2017	—	—
	74,495		—	—	$19.36	2/15/2018	—	$—
	15,719		683	—	$12.95	2/20/2019	5,348	$128,192
	6,875		8,750	—	$7.31	2/19/2020	5,000	$119,850
	16,250		48,750	—	$17.45	2/18/2021	13,500	$323,595
	14,167		53,833	—	$22.04	2/24/2022	42,500	$1,018,725

Paul M. Antinori	6,000	(4)	—	—	$27.81	12/19/2013	—	—
	36,000	(4)	—	—	$23.77	8/3/2014	—	—
	23,500	(4)	—	—	$28.02	12/14/2014	—	—
	30,000		—	—	$18.27	11/30/2015	—	—
	12,500	(7)	—	—	$18.27	11/30/2015	—	—
	50,000		—	—	$22.47	8/29/2016	—	—
	50,000		—	—	$28.60	2/16/2017	—	—
	5,000		—	—	$17.04	7/12/2017	—	—
	50,690		—	—	$19.36	2/15/2018	—	—
	8,896		387	—	$12.95	2/20/2019	3,026	72,533
	8,854		3,646	—	$7.31	2/19/2020	2,083	$49,930
	15,936		12,394	—	$14.82	9/17/2020	3,374	$80,875
	6,111		7,222	—	$17.45	2/18/2021	2,000	$47,940
	4,167		15,833	—	$22.04	2/24/2022	12,500	$299,625

William B. O'Connor	100,000		—	—	$19.98	4/24/2016	—	—
	15,000		—	—	$28.60	2/16/2017	—	—
	7,500		—	—	$17.04	7/12/2017	—	—
	30,000		—	—	$19.06	10/15/2017	—	—
	31,815		—	—	$19.36	2/15/2018	—	—
	4,460		194	—	$12.95	2/20/2019	1,517	$36,362
	12,396		5,104	—	$7.31	2/19/2020	2,916	$69,897
	15,278		18,055	—	$17.45	2/18/2021	5,000	$119,850
	4,167		15,833	—	$22.04	2/24/2022	12,500	$299,625

Leslie C. Rohrbacker	—		—	—	—	—	—	—

(1)
Except as noted in the table below, the options listed in the table below become exercisable in 48 equal monthly installments, commencing one month after the grant date. The options expire ten years after the grant date.

(2)	The shares of restricted stock vest in annual increments of 25% over four years commencing on the first anniversary of the date of grant.

(3)	Calculated by multiplying the number of unvested shares by $23.97, the closing price per share of our common stock on the NASDAQ Global Select Market on December 31, 2012.

(4)
On December 23, 2005, our board of directors approved the full acceleration of the vesting of this option. As a condition of this acceleration, the option holder entered into a lock-up agreement with us relating to the shares underlying the option, which lock-up expired before December 31, 2011.

(5)
The options vest in full one year from their grant date. The options are subject to accelerated vesting upon a termination without "cause" or a resignation for "good reason", as each is defined in our severance agreements. See "—Potential Payments Upon Termination or Change of Control."

(6)
The option vests as follows: 25% of the shares underlying the option vested on March 3, 2007 (the one-year anniversary of the vesting commencement date), and the remainder vests in 36 equal monthly installments beginning April 3, 2007. The option is subject to accelerated vesting upon a termination without "cause" or a resignation for "good reason", as each is defined in our severance agreements. See "—Potential Payments Upon Termination or Change of Control."

(7)
This option was vested and fully exercisable on the grant date, but is subject to the terms of a lock-up agreement between the option holder and us under which the option holder has agreed not to sell, transfer, pledge or otherwise dispose of the shares underlying the option, except as set forth in the lock-up agreement. The lock-up will expire with respect to one-forty eighth (1/48th) of the original number of shares underlying the option on the 30th day of each calendar month, beginning on December 30, 2005. In addition, the lock up will expire if the option holder ceases to be employed by us for any reason or upon consummation of a "change of control event" as defined in our 2004 plan.

Option Exercises and Stock Vested in 2012
The following table sets forth information regarding options exercised by the named executive officers during the fiscal year ended December 31, 2012. Amounts shown under the column "Value Realized on Exercise" represent the difference between the option exercise price and the closing sale price of our common stock on the date of exercise multiplied by the number of shares for which the option was exercised.
The amounts shown under the column "Value Realized on Vesting" represent the number of shares of restricted stock that vested multiplied by the closing sale price of our common stock on the vesting date.

Option Exercises and Stock Vested in Fiscal 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Clive A. Meanwell	123,000	$958,049	41,652	$872,505
Glenn P. Sblendorio	51,875	$361,327	15,056	$315,093
Paul M. Antinori	28,250	$311,850	7,804	$171,958
William B. O'Connor	—	—	4,642	$97,482
Leslie C. Rohrbacker	91,215	$598,546	4,089	$85,869

(1)
The value realized is equal to the difference between market price at exercise and exercise price of the underlying option, with the market price calculated as the closing price of our common stock on the day of exercise.

Potential Payments Upon Termination or Change of Control
Severance Agreements
In November 2008, we entered into amended and restated management severance agreements with certain of our senior officers, including our named executive officers, in order to induce each of these officers to maintain his or her continued commitment to us.
The agreements generally provide for severance pay, reimbursement of health care premiums, payment of reasonable outplacement assistance and accelerated stock option vesting in the event that (i) we terminate the officer's employment without cause, as defined in the agreements, or (ii) the officer terminates his or her employment for good reason, as defined in the agreements. If an officer's employment is terminated for cause, no benefits are provided to the officer under the agreements. These severance agreements supersede any similar provisions in any employment agreement or letter agreement we previously entered into with the officer.
The agreements provide as follows:

•
Termination prior to a change in control.  If we terminate the employment of the officer without cause, or if the officer resigns for good reason, before a change in control event, as defined in the agreements, he or she would be entitled to severance pay equal to one year of annual base salary, paid in a lump sum, one year of health care premium reimbursement and payment of reasonable outplacement assistance (or reimbursement and/or payment for a shorter period if the officer commences employment with a new employer before the end of the one-year period), payment for any accrued but unused vacation days and one year of accelerated vesting for options previously granted and outstanding prior to the termination date. In the case of Clive Meanwell or Glenn Sblendorio under these circumstances, each would be entitled to severance pay equal to two years of annual base salary, paid in a lump sum, one year of health care premium reimbursement and payment of reasonable outplacement assistance (or reimbursement and/or payment for a shorter period if the officer commences employment with a new employer before the end of the one-year period), payment for any accrued but unused vacation days and two years of accelerated vesting for options previously granted and outstanding prior to the termination date.

•
Termination after a change in control.  If we terminate the employment of the officer without cause, or if the officer resigns for good reason, during the one year period following a change in control event, then, in addition to the severance pay, health care premium reimbursement, payment of reasonable outplacement assistance and payment for any accrued but unused vacation days described above, the officer would be entitled to receive an amount equal to the officer's bonus target under our annual cash bonus plan, which is a percentage of the applicable officer's base salary, instead of any other bonus payment payable for the year in which termination occurs and such officer's options would be accelerated in full. Under these circumstances, Dr. Meanwell and Mr. Sblendorio would each be entitled to receive an amount equal to two times their respective bonus targets under our annual cash bonus plan.

•
In addition to any other amounts that may be payable to the officer under the severance agreements, if we terminate the employment of the officer for any reason, the officer will receive payment for unreimbursed business expenses incurred through the termination date, as defined in the agreement and, except if we terminate the employment of the officer for cause, for any bonus earned but not yet paid prior to the termination date.

•	In order to receive any of these benefits, the officer must deliver a general release in favor of us.
On April 16, 2012, we entered into a severance agreement with Ms. Rohrbacker, pursuant to which she received or is entitled to receive the following severance benefits:

•	a lump sum payment equal to $976,032, less all applicable statutory tax withholdings and deductions;

•	for a period of twelve months after the resignation date, reimbursement of COBRA health insurance premiums actually paid by Ms. Rohrbacker; and

•	accelerated vesting of all stock options that Ms. Rohrbacker held immediately prior to her resignation which would have vested within one year after the resignation date.
As part of the severance agreement, we and Ms. Rohrbacker also entered into mutual releases for all claims through the effective date of the Severance Agreement. Ms. Rohrbacker remains subject to the non-compete, non-solicitation, confidentiality and related provisions of her invention and non-disclosure agreement and non-competition and non-solicitation agreement with us.
2004 Plan and Stock Option Agreements
Our 2004 plan provides that all restricted stock awards become free from all conditions or restrictions upon the occurrence of a termination event (as defined in the 2004 plan) to the restricted stockholder during the one-year period following a change in control event (as defined in the 2004 plan).
The stock option agreements governing options awarded under our 2004 plan to all of our employees provide for accelerated vesting of 50 percent of an optionholder's unvested options upon such optionholder's death or disability (within the meaning of Section 22(e)(3) of the Code). All of such optionholder's vested options are exercisable for a period of one year following the date of the death or disability of the optionholder, provided, that the options have not expired and, in the case of disability, such optionholder has not been terminated for cause.
The table below reflects the potential payments and benefits to which the named executive officers other than Ms. Rohrbacker would be entitled under the management severance agreements and stock option agreements with our named executive officers if the named executive officer's employment with us was terminated for cause or due to death or disability or the officer resigned for good reason. The amounts shown in the table below for those named executive officers assume that those terminations were effective as of December 31, 2012, and that all eligibility requirements under the management severance agreements, our 2004 plan or stock option agreements were met. The closing price per share of our common stock on The NASDAQ Global Select Market on December 31, 2012 was $23.97.
The table below also reflects the payments and benefits that Ms. Rohrbacker received under the severance agreement we entered into with her effective as of April 16, 2012, the date her employment with us terminated.

Name	Bonus for Year of Termination	Cash Severance	Vacation Payout	Value of Accelerated Equity(1)	Health and Welfare	Outplacement Services(2)	Total
Clive A. Meanwell
Prior to a Change of Control:
Termination without Cause or Resignation for Good Reason	—	$1,496,740	$14,392	$1,218,700	$47,412	$20,000	$2,797,244
Termination due to Death or Disability	—	—	—	$684,169	—	—	$684,169
Within One Year After a Change of Control:
Termination without Cause or Resignation for Good Reason	$1,272,230	$1,496,740	$14,392	$5,177,985	$47,412	$20,000	$8,028,759
Termination due to Death or Disability	—	—	—	$4,493,817	—	—	$4,493,817
Glenn P. Sblendorio
Prior to a Change of Control:
Termination without Cause or Resignation for Good Reason	—	$1,094,800	$10,527	$512,322	$47,412	$20,000	$1,685,061
Termination due to Death or Disability	—	—	—	$287,525	—	—	$287,525
Within One Year After a Change of Control:
Termination without Cause or Resignation for Good Reason	$711,620	$1,094,800	$10,527	$2,165,411	$47,412	$20,000	$4,049,770
Termination due to Death or Disability	—	—	—	$1,877,886	—	—	$1,877,886
Paul M. Antinori
Prior to a Change of Control:
Termination without Cause or Resignation for Good Reason		$419,460	$8,067	$152,509	$16,566	$20,000	$616,602
Termination due to Death or Disability	—	—	—	$128,029	—	—	$89,543
Within One Year After a Change of Control:
Termination without Cause or Resignation for Good Reason	$167,784	$419,460	$8,067	$806,960	$16,566	$20,000	$1,438,837
Termination due to Death or Disability	—	—	—	$678,931	—	—	$678,931
William B. O'Connor
Prior to a Change of Control:
Termination without Cause or Resignation for Good Reason	—	$323,010	$6,212	$139,007	$23,706	$20,000	$511,935
Termination due to Death or Disability	—	—	—	$117,723	—	—	$117,723
Within One Year After a Change of Control:
Termination without Cause or Resignation for Good Reason	$129,204	$323,010	$6,212	$724,818	$23,706	$20,000	$1,226,950
Termination due to Death or Disability	—	—	—	$607,095	—	—	$607,095
Leslie C. Rohrbacker
Payments upon Resignation	—	$976,032	$12,942	$42,675	$12,710	—	$1,044,359

(1)
For all named executive officers other than Ms. Rohrbacker, the value of accelerated equity is calculated by multiplying the number of shares subject to options for which vesting would be accelerated by the difference between $23.97, the closing price per share of our common stock on The NASDAQ Global Select Market on December 31, 2012, and the per share exercise prices for such options. For Ms. Rohrbacker, the value of accelerated equity is calculated by multiplying the number of shares subject to options for which vesting was accelerated pursuant to the severance agreement we entered into with Ms. Rohrbacker, effective as of April 16, 2012, by the difference between $20.05, the closing price per share of our common stock on The NASDAQ Global Select Market on April 16, 2012, and the per share exercise prices for such options.

(2)
The amount in this column represents an estimate for a full year of outplacement services based on rates charged to senior executives by our recommended outplacement vendor. Named executive officers are able to use the vendor of their choice, so actual amounts paid for outplacement services may vary.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information, as of December 31, 2012, about the securities authorized for issuance under:

•	our 1998 stock incentive plan, which we refer to in this proxy statement as the 1998 plan;

•	our 2000 outside director stock option plan, which we refer to in this proxy statement as the 2000 director plan;

•	our 2001 non-officer, non-director employee stock incentive plan, which we refer to in this proxy statement as the 2001 plan;

•	our 2004 plan;

•	our 2007 equity inducement plan, which we refer to in this proxy statement as the 2007 plan;

•	our 2009 equity inducement plan, which we refer to in this proxy statement as the 2009 plan and;

•	our 2010 employee stock purchase plan, which we refer to in this proxy statement as our 2010 ESPP.
The information below is categorized according to whether or not the equity plan was previously approved by stockholders:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options (a)		Weighted-Average Exercise Price of Outstanding Options (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	8,777,969	(1)(2)	$19.86	(2)	2,014,721	(3)
Equity compensation plans not approved by security holders	334,063	(4)	$16.79		—
Total	9,112,032		$19.75		2,680,773	(3)

(1)	Includes shares of common stock issuable under the 1998 plan, 2004 plan and 2000 director plan.

(2)	Excludes shares issuable at the end of the then-current offering period ending February 28, 2012 under the 2010 ESPP.

(3)
Includes shares available for issuance as of December 31, 2011 under the 2010 ESPP plan (which includes 61,610 shares that were subsequently issued on February 28, 2013 at the close of the then-current offering period.

(4)	Consists of shares of common stock issuable under the 2001 plan, 2007 plan and 2009 plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than ten percent of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. Based solely on our review of copies of reports filed by the reporting persons furnished to us, or written representations from reporting persons, we believe that from January 1, 2011 to the date of this proxy statement, the reporting persons complied with all Section 16(a) filing requirements with the exception of (i) Form 4 filings filed on March 5, 2013 to report purchases of shares of common stock under our employee stock purchase plan by Clive Meanwell, Glenn Sblendorio and Paul M. Antinori, and (ii) Form 4 filing filed on April 4, 2013 to report a sale of common shares by Dr. Meanwell, which were all filed one day late.
Our board hopes that you will attend the meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope.
Prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated. Stockholders who attend the meeting may vote their stock personally.

By order of the Board of Directors,

Paul M. Antinori
Secretary

April 29, 2013

Appendix I

THE MEDICINES COMPANY
2013 STOCK INCENTIVE PLAN

1.	Purpose
The purpose of this 2013 Stock Incentive Plan (the “Plan”) of The Medicines Company, a Delaware corporation (the “Company”), is to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company's stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company's present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.	Eligibility

All of the Company's employees, officers and directors, as well as consultants and advisors to the Company (as such terms are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form) are eligible to be granted Awards under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” “Award” means Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Stock (as defined in Section 7), Restricted Stock Units (as defined in Section 7), Other Stock-Based Awards (as defined in Section 8) and Cash-Based Awards (as defined in Section 8).

3.	Administration and Delegation

(a)Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board's sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

(b)Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board's powers or authority under the Plan have been delegated to such Committee or officers.

(c)Delegation to Officers. To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Options and other Awards that constitute rights under Delaware law (subject to any limitations under the Plan) to employees or officers of the Company and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of such Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to such Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant such Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act). The Board may not delegate authority under this Section 3(c) to grant Restricted Stock, unless Delaware law then permits such delegation.

(d)Awards to Non-Employee Directors. Discretionary Awards to non-employee directors may be granted and administered only by a Committee, all of the members of which are independent directors as defined by Section 5605(a)(2) of the NASDAQ Marketplace Rules.

4.Stock Available for Awards

(a)Number of Shares; Share Counting.

(1)Authorized Number of Shares. Subject to adjustment under Section 9, Awards may be made under the Plan for up to such number of shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”) (up to 13,742,134)as is equal to the sum of (x) 3,700,000, (y) the remaining number of shares of Common Stock available for issuance under the Company's Amended and Restated 2004 Stock Incentive Plan (the “2004 Plan”) as of the effective Date (as defined in Section 11 (c)) and (z) the number of shares of Common Stock subject to awards granted under the 2004 Plan which awards expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by the Company at their original issue price pursuant to a contractual repurchase right (subject, in the case of Incentive Stock Options (as defined in Section 5(b)) to any limitations under the Code). Any or all of which Awards may be in the form of Incentive Stock Options (as defined in Section 5(b)). Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(2)Fungible Share Pool. Subject to adjustment under Section 9, any Award that is not a Full-Value Award shall be counted against the share limits specified in Section 4(a)(1) as one share for each share of Common Stock subject to such Award and any Award that is a Full-Value Award shall be counted against the share limits specified in Sections 4(a)(1) as 1.7 shares for each one share of Common Stock subject to such Full-Value Award. “Full-Value Award” means any Restricted Stock Award or Other Stock-Based Award with a per share price or per unit purchase price lower than 100% of Fair Market Value (as defined below) on the date of grant. To the extent a share that was subject to an Award that counted as one share is returned to the Plan pursuant to Section 4(a)(3), each applicable share reserve will be credited with one share. To the extent that a share that was subject to an Award that counts as 1.7 shares is returned to the Plan pursuant to Section 4(a)(3), each applicable share reserve will be credited with 1.7 shares.

(3)Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan:

(A)all shares of Common Stock covered by SARs shall be counted against the number of shares available for the grant of Awards under the Plan and against the sublimit listed in the first clause of this Section 4(a)(3); provided, however, that (i) SARs that may be settled only in cash shall not be so counted and (ii) if the Company grants an SAR in tandem with an Option for the same number of shares of Common Stock and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other's exercise will not restore shares to the Plan;

(B)if any Award (i) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Common Stock not being issued (including as a result of an SAR that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards; provided, however, that (1) in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code, (2) in the case of the exercise of an SAR, the number of shares counted against the shares available under the Plan and against the sublimit listed in the first clause of this Section 4(a)(3) shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise and (3) the shares covered by a Tandem SAR shall not again become available for grant upon the expiration or termination of such Tandem SAR;

(C)shares of Common Stock delivered (either by actual delivery, attestation, or net exercise) to the Company by a Participant to (i) purchase shares of Common Stock upon the exercise of an Award or (ii) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards; and

(D)shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.

(b)Sub-limits. Subject to adjustment under Section 9, the following sub-limits on the number of shares subject to Awards shall apply:

(1)Section 162(m) Per-Participant Limit. The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 500,000 per calendar year. For purposes of the foregoing limit, (i) the combination of an Option in tandem with an SAR shall be treated as a single Award and (ii) each share of Common

Stock subject to an Award (including a Full-Value Award) shall be counted as one share of Common Stock. The per Participant limit described in this Section 4(b)(1) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).

(c)Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1) or any sublimits contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

5.Stock Options

(a)General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

(b)Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of The Medicines Company, any of The Medicines Company's present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. An Option that is not intended to be an Incentive Stock Option shall be designated a “Nonstatutory Stock Option.” The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option.

(c)Exercise Price. The Board shall establish the exercise price of each Option and specify the exercise price in the applicable Option agreement. The exercise price shall be not less than 100% of the fair market value per share of Common Stock as determined by (or in a manner approved by) the Board (“Fair Market Value”) on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date.

(d)Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

(e)Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

(f)Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1)in cash or by check, payable to the order of the Company;

(2)except as may otherwise be provided in the applicable Option agreement or approved by the Board, in its sole discretion, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3)to the extent provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their Fair Market Value, provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4)to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board in its sole discretion, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the Fair Market Value on the date of exercise.

(5)to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by payment of such other lawful consideration as the Board may determine; or

(6)by any combination of the above permitted forms of payment.

(g)Limitation on Repricing. Unless such action is approved by the Company's stockholders, the Company may not (except as provided for under Section 9): (1) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option, (2) cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option, (3) cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current Fair Market Value, other than pursuant to Section 9, or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NASDAQ Stock Market (“NASDAQ”).

(h)No Reload Rights. No Option granted under the Plan shall contain any provision entitling the optionee to the automatic grant of additional Options in connection with any exercise of the original Option.

6.Stock Appreciation Rights

(a)General. The Board may grant Awards consisting of stock appreciation rights (“SARs”) entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Common Stock over the measurement price established pursuant to Section 6(b). The date as of which such appreciation is determined shall be the exercise date.

(b)Grants.

(1)Tandem Awards. When SARs are expressly granted in tandem with Options, (i) the SAR will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Board in connection with a Reorganization Event) and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the SAR will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with a Reorganization Event and except that a SAR granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (iv) the SAR will be transferable only with the related Option.

(2)Independent SARs. A SAR not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award.

(3)Measurement Price. The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Fair Market Value on the date the SAR is granted; provided that if the Board approves the grant of an SAR effective as of a future date, the measurement price shall be not less than 100% of the Fair Market Value on such future date.

(4)Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.

(5)Exercise of SARs. SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Board.

(c)Limitation on Repricing. Unless such action is approved by the Company's stockholders, the Company may not (except as provided for under Section 9): (1) amend any outstanding SAR granted under the Plan to provide a measurement price per share that is lower than the then-current measurement price per share of such outstanding SAR, (2) cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise or measurement price per share lower than the then-current measurement price per share of the cancelled SAR, (3) cancel in exchange for a cash payment any outstanding SAR with a measurement price per share above the then-current Fair Market Value, other than pursuant to Section 9, or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of NASDAQ.

7.Restricted Stock; Restricted Stock Units

(a)General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. The Board may also grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”).

(b)Terms and Conditions for All Restricted Stock Awards. The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c)Additional Provisions Relating to Restricted Stock.

(1)Dividends. Unless otherwise provided in the applicable Award agreement, any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (“Accrued Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Accrued Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock.

(2)Stock Certificates. The Company may require that any stock certificates issued in respect of shares of Restricted Stock, as well as dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to his or her Designated Beneficiary. “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant's death or (ii) in the absence of an effective designation by a Participant, the Participant's estate.

(d)Additional Provisions Relating to Restricted Stock Units.

(1)Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company one share of Common Stock or (if so provided in the applicable Award agreement) an amount of cash equal to the Fair Market Value of one share of Common Stock. The Board may, in its discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant in a manner that complies with Section 409A of the Code.

(2)Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units.

(3)Dividend Equivalents. The Award agreement for Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents may be paid in cash and/or shares of Common Stock and will be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which such Dividend Equivalents are awarded.

8.Other Stock-Based and Cash-Based Awards

(a)General. Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (“Other Stock-Based-Awards”). Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine. The Company may also grant Performance Awards or other Awards denominated in cash rather than shares of Common Stock (“Cash-Based Awards”).

(b)Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award or Cash-Based Award, including any purchase price applicable thereto. Dividend Equivalents may be paid in cash and/or shares of Common Stock and will be subject to the same restrictions on transfer and forfeitability as the Other Stock-Based Awards with respect to which such Dividend Equivalents are awarded.

9.Adjustments for Changes in Common Stock and Certain Other Events

(a)Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the share counting rules and sublimits set forth in Sections 4(a) and 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b)Reorganization Events.

(1)Definitions.

(A)A “Reorganization Event” shall mean: (i) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property; (ii) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction; or (iii) any liquidation or dissolution of the Company.

(B)A “Change in Control Event” shall mean: (i) any sale or transfer of all or substantially all of the assets of the Company to another corporation or entity, any merger, consolidation or reorganization of the Company into or with another corporation or entity, with the result that, upon conclusion of the transaction, the voting securities of the Company immediately prior thereto do not represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the continuing or surviving entity of such consolidation, merger or reorganization; (ii)    a disclosure that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), other than (A) the Company or (B) any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company, becomes the beneficial owner as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation thereto under the Exchange Act) of securities representing 30% or more of the combined voting power of the then outstanding voting securities of the Company; (iii) such time as individuals who as of the date of the initial adoption of this Plan constitute the Board of Directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect any transaction described in clause (i) or (ii) of this section) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were either directors at the beginning of the period or whose election or whose nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors; or (iv) the liquidation or dissolution of the Company. For any Award that is subject to Section 409A of the Code, the definition of Change in Control Event is intended to conform to the description of “Change in Control Events” in Treasury Regulation section 1.409A-3(i)(5), or in subsequent IRS guidance describing what constitutes a change in control event for purposes of Section 409A of the Code.

(C)“Cause” shall mean (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company (or, if applicable, a successor corporation to the Company); (iii) willful and material breach of the Company's policies (or, if applicable, a successor corporation to the Company); (iv) intentional and material damage to the Company's property (or, if applicable, a successor corporation to the Company); or (v) material breach of the Participant's confidentiality obligations or duties under the Participant's non-disclosure, non-competition or other similar agreement with the Company (or, if applicable, a successor corporation to the Company).

(D)“Termination Event” shall mean the termination of the Participant's employment (i) by the Company or the acquiring or succeeding corporation without Cause; (ii) as a result of Participant's death or disability (within the meaning of Section 22(4)(3) of the Code); or (iii) by the Participant upon written notice given promptly after the Company's or the acquiring or succeeding corporation's taking of any of the following actions, which actions shall not have been cured within a 30-day period following such notice: (A) the principal place of the performance of the Participant's responsibilities (the “Principal Location”) is changed to a location outside of a 30 mile radius from the Principal Location immediately prior to the Reorganization Event; (B) there is a material reduction in the Participant's responsibilities without Cause; (C) there is a material reduction in the Participant's salary; or (D) there is a significant diminution in the scope of the Participant's responsibilities without the Participant's agreement (excluding increases in responsibility and sideways moves to jobs with similar descriptions).

(2)Effect on Options.

(A)Reorganization Event. Upon the occurrence of a Reorganization Event (regardless of whether such event also constitutes a Change in Control Event), the Board shall provide that all outstanding Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof); provided that if such Reorganization Event also constitutes a Change in Control Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company, such assumed or substituted options shall become immediately exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, a Termination Event occurs. For purposes hereof, an Option shall be considered to be assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event includes but does not solely consist of common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in fair market value to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

Notwithstanding the foregoing, (i) if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, such Options, or in the event of a liquidation or dissolution of the Company, the Board shall, upon written notice to the Participants, provide that all then unexercised Options will become exercisable in full as of a specified time prior to the Reorganization Event and will terminate immediately prior to the consummation of such Reorganization Event, except to the extent exercised by the Participants before the consummation of such Reorganization Event, and (ii) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Reorganization Event (the “Acquisition Price”), the Board shall either (A) upon written notice to the Participants, provide that all then unexercised Options will become exercisable in full as of a specified time prior to the Reorganization Event and will terminate immediately prior to the consummation of such Reorganization Event, except to the extent exercised by the Participants before the consummation of such Reorganization Event or (B) provide that all outstanding Options shall terminate upon consummation of such Reorganization Event and that each Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (x) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options (whether or not then exercisable), exceeds (y) the aggregate exercise price of such Options.
(B)Change in Control Event that is not a Reorganization Event. Upon the occurrence of a Change in Control Event that does not also constitute a Reorganization Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company, each such Option shall become immediately exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, a Termination Event occurs.

(3)Effect on Awards of Restricted Stock.

(A)Reorganization Event that is not a Change in Control Event. Upon the occurrence of a Reorganization Event that is not a Change in Control Event, the repurchase and other rights of the Company under each outstanding Award of Restricted Stock shall inure to the benefit of the Company's successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Award of Restricted Stock.

(B)Change in Control Event. Upon the occurrence of a Change in Control Event (regardless of whether such event also constitutes a Reorganization Event), except to the extent specifically provided to the contrary in the instrument evidencing any Award of Restricted Stock or any other agreement between a Participant and the Company, each such Award of Restricted Stock shall immediately become free from all conditions or restrictions if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, a Termination Event occurs.

(4)Effect on Stock Appreciation Rights, Restricted Stock Units and Other Stock-Based Awards. The Board may specify in an Award at the time of the grant the effect of a Reorganization Event and Change in Control Event on any SAR, Restricted Stock Unit and Other Stock-Based Award.

10.General Provisions Applicable to Awards

(a)Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Common Stock subject to such Award to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 10(a) shall be deemed to restrict a transfer to the Company.

(b)Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c)Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d)Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant's legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e)Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company's minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(f)Amendment of Award. Except as otherwise provided in Sections 5(g) and 6(c) with respect to repricings and Section 10(d) with respect to actions requiring stockholder approval, the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant's consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant's rights under the Plan or (ii) the change is permitted under Section 9.

(g)Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h)Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

(i)Performance Awards.

(1)Grants. Restricted Stock Awards and Other Stock-Based Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 11(i) (“Performance Awards”). Performance Awards may also be in the form of Cash-Based Awards, which may provide for cash payments of up to $4.0 million per fiscal year per individual.

(2)Committee. Grants of Performance Awards to any Covered Employee (as defined below) intended to qualify as “performance-based compensation” under Section 162(m) (“Performance-Based Compensation”) shall be made only by a Committee (or a subcommittee of a Committee) comprised solely of two or more directors eligible to serve on a committee making Awards qualifying as “performance-based compensation” under Section 162(m). In the case of such Awards granted to Covered Employees, references to the Board or to a Committee shall be treated as referring to such Committee (or subcommittee). “Covered Employee” shall mean any person who is, or whom the Committee, in its discretion, determines may be, a “covered employee” under Section 162(m)(3) of the Code.

(3)Performance Measures. For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify that the degree of granting, vesting and/or payout shall be subject to the achievement of one or more objective performance measures established by the Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following: (i) the entry into an arrangement or agreement with a third party for the development, commercialization, marketing or distribution of products, services or technologies, or for conducting a research program to discover and develop a product, service or technology, and/or the achievement of milestones under such arrangement or agreement, including events that trigger an obligation or payment right; (ii) achievement of domestic and international regulatory milestones, including the submission of filings required to advance products, services and technologies in clinical development and the achievement of approvals by regulatory authorities relating to the commercialization of products, services and technologies; (iii) the achievement of discovery, preclinical and clinical stage scientific objectives, discoveries or inventions for products, services and technologies under research and development; (iv) the entry into or completion of a phase of clinical development for any product, service or technology, such as the entry into or completion of phase 1, 2 and/or 3 clinical trials; (v) the consummation of debt or equity financing transactions, or acquisitions of business, technologies and assets; (vi) new product or service releases; (vii) the achievement of qualitative or quantitative performance measures set forth in operating plans approved by the Committee from time to time; and/or (viii) specified levels of product sales, net income, earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, operating profit before or after discontinued operations and/or taxes, sales, sales growth, earnings growth, cash flow or cash position, gross margins, stock price, market share, return on sales, assets, equity or investment, (ix) improvement of financial ratings, (x) achievement of balance sheet or income statement objectives, (xi) total stockholder return and/or (xii) other comparable measures of financial and operational performance. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may specify that such performance measures shall be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, (v) fluctuation in foreign currency exchange rates, and (vi) charges for restructuring and rationalization programs. Such performance measures: (i) may vary by Participant and may be different for different Awards; (ii) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; and (iii) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as Performance-Based Compensation may be based on these or such other performance measures as the Board may determine.

(4)Adjustments. Notwithstanding any provision of the Plan, with respect to any Performance Award that is intended to qualify as Performance-Based Compensation, the Committee may adjust downwards, but not upwards, the cash or number of shares payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Participant or a change in control of the Company.

(5)Other. The Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Performance-Based Compensation. Dividend Equivalents may be paid in cash and/or shares of Common Stock and will be subject to the same restrictions on transfer and forfeitability as the Performance Awards with respect to which such Dividend Equivalents are awarded.

11.Miscellaneous

(a)No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b)No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.

(c)Effective Date and Term of Plan. The Plan shall become effective on the date the Plan is approved by the Company's stockholders (the “Effective Date”). No Awards shall be granted under the Plan after the expiration of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.

(d)Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until the Company's stockholders approve such amendment in the manner required by Section 162(m); (ii) no amendment that would require stockholder approval under the rules of NASDAQ may be made effective unless and until the Company's stockholders approve such amendment; and (iii) if the NASDAQ amends its corporate governance rules so that such rules no longer require stockholder approval of material amendments to equity compensation plans, then, from and after the effective date of such amendment to the NASDAQ rules, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 4(c) or 9), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless and until the Company's stockholders approve such amendment. In addition, if at any time the approval of the Company's stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 12(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan.

(e)Authorization of Sub-Plans (including for Grants to non-U.S. Employees). The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board's discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(f)Compliance with Section 409A of the Code. Except as provided in individual Award agreements initially or by amendment, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (the “New Payment Date”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that section.
(g)Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys' fees) or liability (including any sum paid in settlement of a claim with the Board's approval) arising out of any act or omission to act concerning the Plan unless arising out of such person's own fraud or bad faith.

(h)Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors **Nominees**	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 William W. Crouse   02 John C. Kelly   03 Hiroaki Shigeta

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report, Form 10-K is/are available at www.proxyvote.com .

THE MEDICINES COMPANY
Annual Meeting of Shareholders
May 30, 2013 8:30 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Clive A. Meanwell and Glenn P. Sblendorio, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of THE MEDICINES COMPANY that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:30 AM, EDT on May 30, 2013, at the Company's prinicpal executive offices at 8 Sylvan Way Parsippany, NJ 07054, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000176285_2 R1.0.0.51160